UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2005
WHEELING-PITTSBURGH CORPORATION
(Exact name of registrant as specified in its charter)
Commission File Number 000-50300

Delaware	55-0309927
(State of incorporation)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (304) 234-2400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
As previously reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, Wheeling-Pittsburgh Corporation (the “Company”) elected to adopt Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS No. 123(R)) “Share-Based Payments”, in the first quarter of 2005 and elected to apply this statement using the modified retrospective method. In accordance with the provisions of SFAS No. 123(R), financial statements for prior periods must be adjusted to give effect to the fair-value based method of accounting for all awards granted in fiscal years beginning after December 15, 1994. As of December 31, 2004, accumulated earnings was decreased by $343 thousand, other non-current assets was increased by $127 thousand and additional paid-in-capital was increased by $470 thousand.
Additionally, as the result of subsequent events affecting the Company’s ability to comply with covenants under its term loan agreement, additional disclosure has been included in Item 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations — “Liquidity and Capital Resources”. Additional footnote disclosure has also been included in Item 8 - Financial Statements and Supplemental Data (Note 21) addressing these subsequent events.
Accordingly, this Current Report on Form 8-K updates the following information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 (the “2004 Form 10-K”) to reflect the application of the modified retrospective method of accounting for share based payments under SFAS No. 123(R) and to disclose additional information relative to subsequent events affecting the Company’s ability to comply with its covenants under its term loan agreement.
Part II — Item 6 Selected Financial Data
Part II — Item 7. Management’s Discussion and Analysis of Financial Condition And Results of Operations
Part II — Item 8. Financial Statements And Supplemental Data
No other information in the 2004 Form 10-K has been updated.
This updated information should be read together with our 2004 Form 10-K and all other reports filed with the Securities and Exchange Commission pursuant to Section 13, 14, or 15 of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the 2004 Form 10-K.
Item 9.01 Financial Statements and Exhibits
(c) Exhibits.
Exhibit No.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers LLP

UPDATE TO 2004 ANNUAL REPORT ON FORM 10-K, PART II — ITEM 6. SELECTED FINANCIAL DATA
Item 6. SELECTED FINANCIAL DATA
The following selected historical consolidated financial data for each of the year ended December 31, 2004, the five-month period ended December 31, 2003, the seven month period ended July 31, 2003, and the year ended December 31, 2002 have been derived from our audited consolidated financial statements included in this report. Such financial statements have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, whose reports are included in this report. The financial data for the years ended December 31, 2001 and 2000 have been derived from our audited financial statements that are not included in this report.
Amounts reported for the year ended December 31, 2004 and for the five months ended December 31, 2003 have been adjusted to reflect the application of the modified retrospective method of accounting for share based payments under SFAS No. 123(R).
We adopted fresh-start accounting effective as of July 31, 2003, at the time our plan of reorganization became effective. As a result of this change in accounting, our historical financial statements will not be comparable to our future financial statements and therefore have been separated by a black line.

	Reorganized Company		Predecessor Company
	(Dollars in thousands, except per share amounts)
	Year	Five Months	Seven Months
	Ended	Ended	Ended		Year Ended
	December 31,	December 31,	July 31,		December 31,
	2004	2003	2003	2002	2001	2000
Consolidated Statement of Operations Data:
Net sales, including sales to affiliates of $367,735, $101,501, $164,273, $258,681, $204,537 and $225,441	$1,405,794	$396,902	$570,439	$979,993	$835,640	$1,119,031
Cost of sales, excluding depreciation, including cost of products sold to affiliates of $324,813, $91,262, $143,840, $238,937, $204,107 and $192,514	1,206,773	395,950	563,832	894,449	866,065	1,054,386
Depreciation and amortization expense	33,433	10,473	39,889	74,194	72,551	78,859
Selling, general and administrative expense	67,620	23,671	29,906	46,993	47,173	68,165
Reorganization and professional fee expense	—	(35)	8,140	11,755	14,200	4,140

Operating income (loss)	97,968	(33,157)	(71,328)	(47,398)	(164,349)	(86,519)
Interest expense and other financing costs	(19,778)	(10,215)	(9,185)	(15,987)	(17,448)	(35,969)
Other income (expense)	17,520	4,350	3,228	4,567	351	(3,015)
Reorganization adjustments	—	—	400,075	1,262	9,249	(2,592)

Income (loss) before taxes	95,710	(39,022)	322,790	(57,556)	(172,197)	(128,095)
Tax provision (benefit)	33,479	15	(641)	11	17	90,092

Net income (loss)	$62,231	$(39,037)	$323,431	$(57,567)	$(172,214)	$(218,187)

	Reorganized Company		Predecessor Company
	(Dollars in thousands,except per share amounts)
	Year	Five Months	Seven Months
	Ended	Ended	Ended		Year Ended
	December 31,	December 31,	July 31,		December 31,
	2004	2003	2003	2002	2001	2000
Basic earnings (loss) per share	$5.78	$(4.11)	*	*	*	*
Fully diluted earnings (loss) per share	$5.66	$(4.11)	*	*	*	*
Average basic shares outstanding	10,758,908	9,500,000	*	*	*	*
Average diluted shares outstanding	11,002,203	9,500,000	*	*	*	*

* Prior to reorganization, WPC was a wholly-owned subsidiary of WHX Corporation.

Consolidated Operating and Other Data:
Employment:
Employment costs	$239,236	$94,651	$143,265	$248,829	$253,529	$297,011
Average number of employees	3,280	3,299	3,621	3,796	3,701	4,344
Production and Shipments:
Raw steel production — tons	2,362,886	958,816	1,399,853	2,527,826	2,266,605	2,344,649
Shipments of steel products — tons	2,125,434	912,937	1,305,046	2,213,506	2,027,037	2,354,308
Average sales price per ton	$661	$435	$437	$443	$412	$475
Other:
Operating income (loss) per ton shipped	$46	$(36)	$(55)	$(21)	$(81)	$(34)

	Reorganized Company			Predecessor Company
	(Dollars in thousands)
	As of		As of		As of
	December 31,		July 31,		December 31,
	2004	2003	2003	2002	2001	2000
Consolidated Balance Sheet Data (end of period)
Cash, cash equivalents and short-term investments	$31,198	$4,767	$7,382	$8,543	$7,586	$15,534
Working capital (deficit)	153,190	7,765	47,100	(255)	(187)	121,406
Property, plant and equipment — net	487,308	387,765	360,213	530,568	593,888	666,454
Total assets	955,486	868,886	878,769	959,116	990,865	1,170,436
Total debt, including capitalized and revolving credit facility	333,583	343,394	343,603	56,752	40,344	35,091
Liabilities subject to compromise	—	—	—	890,301	915,118	942,182
Stockholders’ equity (deficit)	290,605	104,613	142,500	(311,171)	(253,604)	(81,390)

UPDATE TO 2004 ANNUAL REPORT ON FORM 10-K, PART II — ITEM 7. SELECTED FINANCIAL DATA
Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following should be read in conjunction with the Consolidated Financial Statements and related notes that appear in Item 8 of this Annual Report on Form 10-K.
This discussion contains forward-looking statements that involve numerous risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of various factors, including those set forth In Item 1 — Business — “Risk Factors” and elsewhere in this report.
Amounts reported herein have been adjusted to reflect the application of the modified retrospective method of accounting for share based payments under SFAS No. 123(R).
OVERVIEW
We produce flat rolled steel products for the construction industry, steel service centers, converters, processors, and the container and appliance industries. Our product offerings are focused predominately on higher value-added finished steel products such as cold rolled products, tin and zinc coated products and fabricated products. In addition, we produce semi-finished steel products and hot rolled steel products, which represent the least processed of our finished goods.
An operating division of WPSC, WCC manufactures our fabricated steel products for the construction, agricultural and highway industries. WPSC also has ownership interests in two joint ventures, Wheeling-Nisshin and OCC, which together consumed more than 30% of our steel tonnage shipped in 2004, representing 26.2% of our 2004 net sales. These joint ventures produce value-added steel products from materials and products supplied by us.
The steel industry is cyclical and highly competitive and is affected by excess world capacity, which has restricted price increases during periods of economic growth and led to price decreases during economic contraction. Beginning in 1998 and continuing through 2000, record high levels of foreign steel imports as well as a general overcapacity in worldwide steel production caused a marked deterioration of steel prices, resulting in huge losses and substantial harm to the domestic steel industry. This record high level of foreign steel imports over a three-year period, coupled with the indebtedness we incurred as a result of a ten-month work stoppage which ended in August 1997, and approximately $200 million of capital expenditures used to modernize our facilities to increase quality, efficiency, safety and environmental conditions, resulted in substantial losses and the severe erosion of our financial position and liquidity. These losses and erosion of liquidity continued to occur notwithstanding increases in operating efficiencies resulting from the modernization of our facilities, various cost saving measures and the elimination of 20% of our hourly workforce negotiated in 1997, ultimately resulting in us filing for relief under Chapter 11 of the US Bankruptcy Code, as described below in further detail under the heading ‘‘Reorganization.’’
Over the past year, several factors, including an overall increase in the demand for steel, particularly in China and other countries, higher raw material input costs and a continuing weak US dollar have resulted in substantial increases in steel selling prices in the United States. The cost to produce steel has also increased, principally due to an increase in the cost of raw materials, in particular scrap, coal, coke and natural gas. The net result has had a favorable impact on our operating results and those of most other domestic producers.
On September 21, 2004, we completed a public stock offering of 3,719,898 shares of our common stock at an offering price of $29 per share. The net proceeds from the sale of $99.7 million were used to repay all amounts outstanding under our revolving credit agreement and to fund a restricted cash account for future capital expenditures.
In November 2004, we completed construction of our electric arc furnace (EAF) with the EAF producing its first heat on November 28, 2004. The EAF achieved over 40% of capacity with a cold metallic charge in the second month of operations. The EAF is expected to be operating at 75% of capacity by May 2005 and at full capacity by the fourth quarter of 2005. Steel production from the EAF, along with the idling of one of our two blast furnaces, will transform our operations from an integrated producer to a hybrid producer of steel with characteristics of both an integrated producer and a mini-mill. This transformation will provide flexibility in our steel making process by enabling us to use the EAF on its own or in conjunction with our remaining blast furnace and basic oxygen furnace (BOF). The EAF has a continuous scrap feed, or Consteel®, and is differentiated from most mini-mills in that it has the ability to receive liquid iron as an alternative metallic input to more conventional steel scrap charged materials, enabling us to optimize our raw material input costs. Consteel® is the process of continuously feeding and pre-heating the metallic scrap charge to the EAF. The EAF will also reduce our requirements for coke as a raw material input. In June 2004, we entered into a long-term scrap supply agreement designed to provide us with an adequate and reliable source of scrap for our EAF operations. The EAF has several additional advantages over integrated steel production including lower capital expenditures for construction of facilities, a more variable cost structure and limited ongoing capital requirements to sustain operations. We expect to be able to maintain existing quality levels across our full range of products while using the EAF in our steel making process. We believe that the EAF has an annual production capacity of up to 2.5 million tons of liquid steel, depending on the mix of hot metal and scrap inputs. The flexibility of using various operating configurations of the EAF and BOF to maximize steel production is expected to enable us to produce 2.8 million tons of steel slabs annually and manage our cost structure more efficiently.
On December 23, 2004, WPSC entered into a Letter of Intent with Severstal North America, Inc. Under the non-binding terms of the letter of intent, WPSC and Several North America, Inc. agreed to form a Delaware limited liability company for the production of coke and coke related products. As part of the proposed project, WPSC is expected to contribute its coke producing batteries, certain related facilities and assets located at its facility in Follansbee, West Virginia and $20 million to the limited liability company. Severstal North America, Inc. is expected to make cash contributions in the amount of $140 million to the limited liability company over three years, which would be used to substantially rebuild the coke batteries. After all contributions are received, the limited liability company would be owned 50% by WPSC and 50% by Severstal North America, Inc. Both parties would then be entitled to 50% of the coke produced by the facility.
On February 14, 2005, we adopted a shareholder rights plan primarily intended to help protect our tax net operating loss carryforwards. As part of the plan, we declared a dividend of one right for each share of common stock held of record as of March 2, 2005, payable on March 2, 2005. The rights may cause substantial dilution to a person or group that attempts to acquire 4.99% or greater of our common stock on terms not approved by our Board of Directors. Acquisitions of our common stock that would otherwise trigger the rights under the terms of the plan are permitted where the entire Board of Directors has determined, prior to consummation, that the transaction is fair to and in the best interests of our stockholders. In addition, the Board of Directors may redeem the rights, at its discretion, at a redemption price of $.01 per right at any time until the close of business on the earlier of (i) the 10th day following the first day of any public announcement that a person has become an acquiring person under the terms of the rights plan or any earlier date on which the Board of Directors becomes aware of the existence of an acquiring person, or (ii) on the 10th business day after the date of commencement of a tender offer or exchange offer the consummation of which would result in any person or group becoming an acquiring person. The shareholder rights plan will expire on the earlier of the third anniversary date of the plan, or the date, if any, on which the Company first discloses in any filing with the Securities and Exchange Commission that the Company’s net operating loss carryforwards no longer exceed $50 million.
Reorganization
On November 16, 2000, WPC and eight of our then-existing wholly-owned subsidiaries, which represented substantially all of our business, filed voluntary petitions for relief under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court for the Northern District of Ohio, referred to herein as the Bankruptcy Court. We commenced the Chapter 11 proceedings in order to restructure our outstanding debts and to improve our access to the additional funding that we needed to continue our operations. Throughout the Chapter 11 proceedings, we remained in possession of our properties and assets and continued to operate and manage our businesses with the then-existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.
As part of our Chapter 11 proceedings, we filed our original Joint Plan of Reorganization on December 20, 2002, our First Amended Joint Plan of Reorganization on January 9, 2003, our Second Amended Joint Plan of Reorganization on May 5, 2003 and our Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition note holders, pre-petition trade creditors and unionized employees. Our Third Amended Joint Plan of Reorganization was confirmed by order of the Bankruptcy Court on June 18, 2003, and became effective on August 1, 2003. We realized approximately $558 million in cancellation of debt income as a result of our reorganization.
Following is a summary of some of the significant transactions consummated on or about the effective date of our plan of reorganization.
•	WPC amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

•	WPC exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in Series A secured notes issued by WPSC, collateralized by a second lien on our tangible and intangible assets (other than our accounts receivable and inventory), our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries and a third lien on our accounts receivable and inventory, $20 million in new Series B secured notes issued by WPSC, collateralized by a fifth lien on our tangible and intangible assets, our equity interests in our joint ventures, and our accounts receivable and inventory, and 3,410,000 shares of common stock of WPC constituting 34.1% thereof.

•	WPC cancelled its then-existing senior notes and related indenture and its then-existing term notes and the related term loan agreement.

•	WPC cancelled all shares of its common stock that existed prior to the implementation of our plan of reorganization, at which point we ceased to be a subsidiary of WHX Corporation.

•	WPSC entered into a new $250 million senior secured term loan agreement, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the West Virginia Housing Development Fund, WPC and WP Steel Venture Corporation, a wholly-owned subsidiary of WPC, and is collateralized by a first lien on our tangible and intangible assets (other than accounts receivable and inventory), our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries and a second lien on our accounts receivable and inventory. WPSC also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by WPC and WP Steel Venture Corporation and is collateralized by a first lien on our accounts receivable and inventory and a third lien on our other tangible and intangible assets, our equity interests in our joint ventures, mortgaged real property and pledged stock of our subsidiaries.

•	All of our obligations under our $195 million debtor-in-possession credit facility were satisfied in full and discharged.

•	WPC and WPSC entered into agreements with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, the capitalization of approximately $40 million in debt owed by us to WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with WHX Corporation, the Pension Benefit Guaranty Corporation, or PBGC, and the USWA with respect to our separation from WHX Corporation’s employee pension plan.

•	WPC and WPSC entered into an agreement with our unionized employees represented by the United Steelworkers of America, or USWA, which modified our existing labor agreement to provide for, among other things, future pension arrangements with USWA and reductions in our employee-related costs.

•	WPC issued 4,000,000 shares of its new common stock constituting 40% thereof for the benefit of USWA retirees in satisfaction of certain claims under our prior labor agreement and an additional 1,000,000 shares of its common stock constituting 10% thereof to or for the benefit of our salaried employees.

•	WPC issued 1,590,000 shares of its new common stock constituting 15.9% thereof to certain of our creditors in satisfaction of various unsecured claims, including claims relating to trade debt.

There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims and certain preference actions and other litigation where we are seeking to recover monies. As of December 31, 2004, approximately 53,052 shares of common stock issued pursuant to the plan of reorganization were reserved for distribution to creditors pending resolution of certain disputed claims. If those claims are ultimately allowed in whole or in part by the Bankruptcy Court, the appropriate amount of stock will be distributed to those claimants; if the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain administrative and secured claims are allowed by the Bankruptcy Court, those claims will be paid in cash, in an amount which we expect will not exceed $100 thousand and for which there are sufficient reserves held by the distribution agent. If and to the extent those claims are allowed as pre-petition unsecured claims, then those creditors will receive stock, which has been reserved as described above. In addition, we are the plaintiffs in a number of preference actions, where we are seeking to recover monies from creditors. We do not believe that any of these remaining bankruptcy proceedings, individually or in the aggregate, will have a material effect on us.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make judgments, estimates and assumptions that affect reported amounts of assets and liabilities at the balance sheet date and the reported revenues and expenses for the period. Our judgments and estimates are based on both historical experience and our expectations for the future. As a result, actual results may differ materially from current expectations.
We believe that the following are the more significant judgments and estimates used in the preparation of the financial statements.
Fresh Start Reporting
In accordance with SOP 90-7, effective as of July 31, 2003, we adopted ‘‘Fresh Start Reporting’’ for our reorganized company and recorded assets and liabilities at their fair values. Enterprise value was estimated using discounted cash flow methodologies and analysis of comparable steel companies.
Other Postemployment Benefits (OPEB)
The traditional medical and life insurance benefits that were provided to past retirees were terminated effective October 1, 2003. Pursuant to our labor agreement, which we entered into in connection with our plan of reorganization, past retirees will receive medical and life insurance benefits under a VEBA trust. Future retirees under the labor agreement will be covered by a medical and life insurance program similar to that of active employees. All retirees and their surviving spouses shall be required to make monthly contributions for medical and prescription drug coverage, which, in the case of those covered under the VEBA trust, are made directly to the trust. Because these benefits provided by us will be paid in the future over what could be many years, we estimate the accrued liability at each year-end balance sheet date using actuarial methods. The two most significant assumptions used in determining the liability are the projected medical cost trend rate and the discount rate.
We estimate the escalation trend in medical costs based on historical rate experience in our plans and through consultation with health care specialists. We have assumed an initial escalation rate of 11.0% in 2005. This rate is assumed to decrease gradually to an ultimate rate of 5.0% in 2009 and remain at that level for all future years. The health care cost trend rate assumption has a significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate would result in an increase in the accumulated postretirement benefit obligation of approximately $4.3 million. A 1% decrease in the health care cost trend rate would result in a decrease in the accumulated postretirement benefit obligation of approximately $2.1 million. A 1% increase in the health care cost trend rate would result in an increase in post-retirement benefit expenses of approximately $0.4 million annually. A 1% decrease in the health care cost trend rate would result in a decrease in post-retirement benefit expenses of approximately $0.2 million annually.
The discount rate applied to our OPEB obligations is based on high quality bond rates and the expected payout period of our OPEB obligations. The discount rate used to measure our OPEB obligation at December 31, 2004 was 5.75%. Management believes this rate to be appropriate based on the demographics of the employee group covered under the plan, which does not include hourly employees who retired prior to October 1, 2003. A 1% increase in the discount rate would result in a decrease in the accumulated postretirement benefit obligation of approximately $4.8 million. A 1% decrease in the discount rate would result in an increase in the accumulated postretirement benefit obligation of approximately $5.0 million. A 1% increase in the discount rate would result in a decrease in post-retirement benefit expenses of approximately $380 thousand. A 1% decrease in the discount rate would result in an increase in post-retirement benefit expenses of approximately $370 thousand.
Asset impairments
We periodically evaluate property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Asset impairments are recognized when the carrying value of productive assets exceeds the net projected undiscounted cash flows from those assets. Given our integrated operations, asset impairment evaluations are generally done on a group basis. Undiscounted cash flows are based on longer-term projections that consider projected market conditions and the performance and ultimate use of the assets. If future demand and market conditions are less favorable than those projected by management, or if the probability of disposition of the assets differs from that previously estimated by management, asset impairments may be required. The fair values as of August 1, 2003 used for fresh start reporting and the subsequent depreciation rates reflected our intention to idle one of our blast furnaces.
Deferred taxes
Full realization of net deferred tax assets is dependent on our ability to generate future taxable income and maintain substantially our existing ownership. An ‘‘ownership change,’’ as defined in Section 382 of the Internal Revenue Code of 1986, could completely eliminate our net operating loss carryovers. We record a valuation allowance to reduce deferred tax assets to an amount that is more likely than not to be realized. During 2000, our company recorded a full valuation allowance against our net deferred tax assets due to the uncertainties surrounding realization as a result of the bankruptcy proceedings. Deferred tax assets that have arisen since that time, which principally consist of net operating losses, have also been fully reserved. However, as our operations continue, we will be required to periodically reevaluate the tax treatment of these deferred tax assets in light of actual operating results.
Environmental and legal contingencies
We provide for remediation costs, environmental penalties and legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. We regularly monitor the progress of environmental remediation and legal contingencies, and revise the amounts recorded in the period in which changes in estimate occur.
RESULTS OF OPERATIONS
The consolidated financial statements from and after the effective date of our plan of reorganization August 1, 2003, are those of a new reporting entity (the ‘‘Reorganized Company’’) and are not comparable to the pre-confirmation periods of the old reporting entity (the ‘‘Predecessor Company’’).
Year ended December 31, 2004
Net sales for the year ended December 31, 2004 totaled $1,405.8 million on shipments of steel products totaling 2.1 million tons. Steel prices averaged $661 per ton in 2004, including $77 per ton for raw material surcharges. As a result of substantially higher raw material costs experienced by us and our competitors, surcharges were implemented throughout the industry in early 2004, in order to recoup the higher raw material costs. Average steel price per ton reflected a mix of products that included 30.7% hot rolled in 2004.
Cost of goods sold for the year totaled $1,206.7 million, or $568 per ton shipped. Cost of goods sold increased during 2004 as costs for scrap, coal, iron ore and alloys increased significantly. Due to disruptions in our coal supply during 2004 and related maintenance issues at our coke facility, it was necessary for us to supplement our internal production of coke with high-cost spot coke purchases, incur significant coke battery repair costs, and purchase additional natural gas. Other facilities also incurred relatively high repair costs to ensure reliable production capacity. Cost of goods sold was adversely affected by the collapse of BOF ductwork at our principal steelmaking facility in December 2004, which interrupted operations for 12 days. The company is pursuing insurance recoveries for property damage and the business interruption effects of the incident. Flooding on the Ohio River during September 2004 also caused us to lose production and incur additional costs. Cost of goods sold included charges related to our VEBA and profit sharing plans and a contractual 5.8% wage increase for USWA employees in May 2004. The raw steel production-operating rate for the year, which included unplanned outages, was 91.6% of capacity.
Cost of goods sold was reduced in 2004 by $2.8 million resulting from the settlement of a pre-petition insurance claim and by $5.0 million related to a non-recurring VEBA expense reduction item.
Depreciation expense for the year totaled $33.4 million on average fixed assets of $463.8 million. Fixed assets were recorded at fair value as part of the reorganization.
Selling, administrative and general expense for the twelve-month period totaled $67.6 million.
Interest expense for the twelve-month period totaled $19.8 million. Long-term debt averaged $338.5 million during the period. Borrowings under the revolving credit facility ranged from $79.2 million to $92.7 million through September 2004, at which time outstanding indebtedness under our revolving credit facility was repaid with proceeds from our public stock offering. Interest expense also includes amortization of capitalized financing costs.
Other income totaled $17.5 million for the year and primarily reflected equity earnings of our joint ventures.
Net income for the year ended December 31, 2004 totaled $62.2 million, or $5.78 earnings per basic share and $5.66 earnings per diluted share.
Five months ended December 31, 2003 — ‘‘Reorganized Company’’
Net sales for the five-month reorganized period ended December 31, 2003 totaled $396.9 million on shipments of steel products totaling 0.9 million tons. Steel prices averaged $435 per ton. The average steel price per ton reflected a mix of products that included 30.2% hot rolled.
Cost of goods sold totaled $396.0 million for the five-month period. Cost of goods sold averaged $434 per ton shipped. Raw material costs and fuel costs were impacted by market prices that were higher than in recent years. The raw steel production-operating rate during the five-month period, which included a 15-day planned outage in November, was 89.1%.
Depreciation expense totaled $10.5 million for the five-month period on average fixed assets of $379.5 million. Fixed assets were recorded at fair value as part of the plan of reorganization.
Selling, administrative and general expense totaled $23.7 million for the five-month period.
Interest expense totaled $10.2 million for the five-month period. Long-term debt totaled $340.7 million and the revolving credit facility ranged from $36.9 million to $79.3 million. Interest expense also included amortization of capitalized finance costs.
Other income totaled $4.4 million for the five-month period and primarily reflected equity earnings of our joint ventures.
The net loss for the five-month period ended December 31, 2003 totaled $39.0 million, or a $4.11 loss per basic and diluted share.
Seven months ended July 31, 2003 — ‘‘Predecessor Company’’
Net sales for the seven-month pre-reorganization period ended July 31, 2003 totaled $570.4 million on shipments of steel products totaling 1.3 million tons. Steel prices averaged $437 per ton. The average steel price per ton reflected a mix of products that included 28.2% hot rolled.
Cost of goods sold for the seven-month period totaled $563.8 million. Cost of goods sold averaged $432 per ton shipped. The raw steel production-operating rate during the seven-month period was 93.7% of capacity.
Depreciation expense for the seven-month period totaled $39.9 million on average fixed assets, before revaluation, of $1,248.6 million.

Selling, administrative and general expense for the seven-month period totaled $29.9 million.
Reorganization and professional fee expense totaled $8.1 million for the seven-month period. Non-recurring gains totaled $400.1 million for the seven-month period as a result of our emergence from bankruptcy as of August 1, 2003. The $557.5 million gain on discharge of debt reflected pre-petition liabilities in excess of distributions made pursuant to our plan of reorganization. The $152.7 million fair value adjustment primarily reflected the revaluation of fixed assets. Other reorganization entries amounted to a loss of $4.7 million.
Interest expense for the seven-month period totaled $9.2 million, which primarily reflected interest on the revolving credit facility.
Other income totaled $3.2 million for the seven-month period and primarily reflected equity earnings of our joint ventures.
The net income for the seven-month pre-organization period ended July 31, 2003 totaled $323.4 million.
Year ended December 31, 2002
Net sales for 2002 totaled $980.0 million on shipments of 2.2 million tons of steel products. Steel prices averaged $443 per ton. The average steel price per ton reflected a mix of products that included 26.4% hot rolled.
Cost of goods sold for the year totaled $894.4 million. Cost of goods sold averaged $404 per ton shipped. Cost of goods sold was reduced in 2002 as the result of significant wage and salary reductions for both hourly and salaried employees. The raw steel production-operating rate during 2002 was 98.3% of capacity.
Depreciation expense was $74.2 million in 2002 on average fixed assets, before revaluation, of $1,245.8 million.
Selling, administrative and general expense was $47.0 million in 2002.
Reorganization and professional fee expense was $11.8 million in 2002. Legal expense related to the reorganization was $4.9 million in 2002. Accounting and reorganization advisory expense related to the reorganization was $3.5 million in 2002 and other professional services expense was $3.4 million in 2002. Reorganization income for the year was $1.3 million.
Interest expense for the year was $16.0 million, which primarily reflected interest on the revolving credit facility.
Other income for the year was $4.6 million and primarily reflected equity earnings of our joint ventures.
The net loss for the year ended December 31, 2002 totaled $57.6 million.
LIQUIDITY AND CAPITAL RESOURCES
Since our emergence from Chapter 11 bankruptcy proceedings on August 1, 2003, our primary sources of liquidity have been borrowings under our $250 million senior secured term loan agreement, borrowings under our $225 million senior secured revolving credit facility, and a $10 million unsecured note. We have used approximately $199.7 million of the proceeds of the foregoing debt financings to pay our obligations under our plan of reorganization, including paying off our debtor-in-possession credit facility and paying other cash claims under our plan of reorganization.
On September 21, 2004, pursuant to a public offering, we sold 3,719,898 shares of common stock at an offering price of $29 per share, generating gross sales proceeds of $107.9 million. These proceeds, net of issuance costs of $8.2 million, were used to repay the outstanding indebtedness under our revolving credit facility in the amount of $92.7 million and to fund a restricted cash account in the amount of $7.0 million to be used to fund future capital expenditures.
Our credit agreements required us to maintain borrowing availability of at least $50 million under our revolving credit facility through December 31, 2004. After December 31, 2004, we are required to maintain borrowing availability of at least $25 million under the facility. Under the terms of our amended term loan agreement, we are also limited to a maximum of $150 million in borrowings, including outstanding letters of credit, under our revolving credit facility. Our credit agreements also specify certain financial covenants, including a minimum leverage ratio, minimum interest coverage ratio and minimum fixed charge coverage ratio with which we must comply commencing with the quarter ending March 31, 2005. These financial covenants did not apply prior to that date as long as we maintained minimum availability under our revolving credit facility of at least $50 million through December 31, 2004. Our minimum availability amounted to $131.3 million as of December 31, 2004. Additionally, had these financial covenants been applicable, we would have been in compliance with these financial covenants as of December 31, 2004.
As of December 31, 2004, we had the following amounts available for our working capital and planned capital expenditures: cash and cash equivalents of $31.2 million; $12.5 million of restricted cash, including $5.5 million for construction of the electric arc furnace and $7.0 million for other capital expenditures; and $131.3 million of availability under our revolving credit facility, after giving effect to required reserves, outstanding letters of credit and the $150 million maximum availability limitation under the facility, as discussed more fully below. For the year ended December 31, 2004, we generated cash flow from operating activities of $72.0 million. Considering our liquidity position as of December 31, 2004 noted above and provided that business conditions do not deteriorate significantly, we anticipate being able to maintain operations and meet our capital needs without the need for additional financing.
On July 8, 2005, we entered into an amended and restated revolving credit facility. The new credit facility amends and restates our $225 million revolving credit facility entered into as of July 31, 2003, which was scheduled to mature on August 1, 2006. As compared to the prior revolving credit facility, the new credit facility (i) extends the maturity date to July 8, 2009; (ii) provides for higher borrowing availability on certain collateral; and (iii) provides for lower borrowing rates and unused line fees, among other improvements. Our amended and restated revolving credit agreement currently only requires us to comply with a minimum fixed charge coverage ratio, if, and only if, borrowing availability at any point in time falls below $50 million. However, if the fixed charge coverage ratio falls below a required minimum, as defined by the amended and restated revolving credit agreement, we must maintain minimum borrowing availability of at least $50 million.
On September 29, 2005, we amended our existing term loan agreement. The amendment allows, among other things, for (i) the contribution by WPSC of its coke producing and related assets to MSC, as described above, and the removal of the term loan lenders’ lien on such assets; (ii) a liquidity enhancement of up to $75 million through an increase in borrowing availability under our revolving credit facility from $150 million to $225 million and the elimination of the requirement to maintain minimum availability of at least $25 million; and (iii) financial covenant relief for the third and fourth quarters of 2005.
We are subject to certain financial covenants under our term loan agreement. We met these financial covenants for all quarterly periods for which we were required to meet those covenants. Due to the financial impact of the disruption in our coal deliveries related to the CWVEC lawsuit, the basic oxygen furnace ductwork collapse and associated issues related to the early ramp-up and operation of the EAF, and current market conditions, we would have failed to meet certain of these financial covenants for the quarter ended September 30, 2005. On September 29, 2005, we obtained a modification to certain financial covenants with our term loan lenders and the Federal loan guarantor, the ESLGB, for the quarter ended September 30, 2005 and the quarter ending December 31, 2005. With these modifications, we were in compliance with the modified covenants for the quarter ended September 30, 2005. However, we may not be in compliance with these covenants, as modified, for periods ending after September 30, 2005, depending on future market conditions and other factors. As previously disclosed, we expect a fourth quarter operating loss which will exceed the $22.7 million operating loss experienced in the third quarter of 2005. Higher selling prices are expected to be more than offset by higher scrap and natural gas costs. Also, our planned fourth quarter outage will reduce shipments and increase costs. We are actively engaged in discussions with our term loan lender and others with respect to these covenant issues. However, we cannot provide assurance as to when, or if, this matter will be resolved.
In the event that additional modifications or waivers to existing or recently modified covenants are not obtained by the Company and if we are unable to refinance our term loan agreement, an event of default under the term loan agreement will occur and subsequently will constitute an event of default under the amended and restated revolving credit agreement. If the event of default results in acceleration of the term loan agreement, we would be in default under substantially all of our other debt instruments. If the indebtedness under the term loan agreement, the revolving credit agreement and our other debt instruments were to be accelerated, there can be no assurance that our assets would be sufficient to repay in full such indebtedness.

The following table summarizes the categories of collateral that we have pledged to secure our current debt obligations and the ranking of our debt obligations with respect to all of the security interests that we have granted to date:

Collateral Type
Tangible and Intangible Assets
	and Joint Venture Equity Interest	Accounts Receivable and Inventory
Debt obligation secured by first security interest	$ 250 Million Term Loan	$225 Million Revolving Credit Facility
Debt obligation secured by second security interest	$40 Million Series A Notes	$250 Million Term Loan
Debt obligation secured by third security interest	$225 Million Revolving Credit Facility	$40 Million Series A Notes
Debt obligation secured by fourth security interest	$20 Million Series B Notes	$20 Million Series B Notes
The deferred payment obligations with respect to the iron ore sales agreement with Itabira Rio Doce were satisfied in full in December 2004. Therefore, the fourth security interest in tangible and intangible assets and joint venture equity interest, and accounts receivable and inventory, which previously secured these obligations, was released.
In the event that we are unable to satisfy our payment and other obligations under our secured debt, the lenders under our secured debt obligations have various rights and remedies, including the right to force the sale of our assets and to apply the proceeds thereof to repay amounts owed by us. If such a foreclosure were to occur, then we may be unable to maintain our operations, and our business, financial condition and results of operations could materially suffer and our shareholders may lose all or part of their investment. A summary description of these obligations follows:
$250 million term loan agreement
In connection with our plan of reorganization, WPSC entered into a $250 million senior secured term loan agreement due August 1, 2014 with a bank group led by Royal Bank of Canada as administrative agent, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, or the Steel Board, and the West Virginia Housing Development Fund as described below. However, if the agent for the term loan lenders is unable or unwilling, in its sole discretion, to re-offer certain tranches of the term loan as of November 1, 2008, the maturity date for each tranche of the term loan will be November 1, 2008. The agent is required to provide us notice on or before May 1, 2008 as to whether it will undertake to re-offer certain tranches of the term loan. If the agent does not re-offer such tranches, we must pay the agent an amount equal to all outstanding amounts under the term loan agreement on August 1, 2008. Interest on borrowings is calculated based on either LIBOR or the prime rate using varying spreads as defined for each of the three tranches in the agreement. The blended rate of interest was approximately 4.1% at December 31, 2004. The term loan is to be repaid in quarterly installments of $6.25 million, which began in the fourth quarter of 2004, with a final payment to the agent of $150 million due on August 1, 2008 if such loan is not re-offered.
Under the original terms of our term loan agreement, we were required to prepay an amount equal to 50% of the net cash proceeds (as defined in the term loan agreement) from any issuance or sale of our capital stock and to apply such net cash proceeds to remaining installments in inverse order of maturity. In June 2004, we entered into an amendment and waiver to our term loan agreement to eliminate these prepayment requirements with respect to any issuance or sale of our capital stock on or before January 31, 2005. Specifically, the amendment and waiver provides that the net cash proceeds from the sale of our common stock in any offering on or before January 31, 2005 will be applied first to repay any outstanding principal borrowing under our revolving credit facility without reducing the commitment amount (excluding any letters of credit then outstanding), second, to the extent of any excess, to fund up to $35 million in capital expenditures (other than the EAF and the No. 8 coke battery) and third, to the extent of any then-remaining excess, to repay principal amounts outstanding under our term loan agreement, with such repayments applied pro rata across all three term loan tranches and pro rata against each scheduled maturity within each tranche. All proceeds up to $35 million that are allocated for capital expenditures will be held in a segregated cash account. On September 21, 2004, we sold 3,719,898 shares of common stock at $29 per share, generating gross sales proceeds of $107.9 million. These proceeds, net of issuance costs, were used to repay the outstanding indebtedness under our revolving credit facility in the amount of $92.7 million and to fund a restricted cash account in the amount of $7.0 million to be used to fund future capital expenditures. Additionally, the terms of the amendment and waiver exclude from our restrictive covenants applicable to capital expenditures up to $85 million relating to future capital improvement needs for our No. 8 coke battery. The $85 million for the No. 8 coke battery and up to $35 million to be held in the segregated cash account for capital expenditures are also excluded from the computation of our consolidated fixed charge coverage ratio. The amendment and waiver also limits us from having borrowings, including outstanding letters of credit, in excess of $150 million under our revolving credit facility. The amendment and waiver also provides for a 75 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the prime rate and a 120 basis point reduction in the interest rate spread for the loans in which the interest rate is based upon the LIBOR rate with respect to tranche B of the term loan, under which $198.7 million in principal amount was outstanding as of December 31, 2004.
Pursuant to the provisions of our term loan agreement, we are subject to, and are currently in compliance with, various covenants, including compliance with the terms and conditions of the guarantee of the Steel Board and the related guarantee of the West Virginia Housing Development Fund, limitations on indebtedness, guaranty obligations, liens, sale of subsidiary stock, dividends, distributions and investments.
Our term loan agreement also specifies certain financial covenants, including a maximum leverage ratio, minimum interest coverage ratio and minimum fixed charge coverage ratio with which we must comply commencing with the quarter ending March 31, 2005. These financial covenants did not apply prior to that date as long as we maintained minimum availability under our revolving credit facility of at least $50 million through December 31, 2004. Our minimum availability amounted to $131.3 million as of December 31, 2004. Additionally, had these financial covenants been applicable, we would have been in compliance with these covenants as of December 31, 2004. Whether we will be able to meet such covenants in future periods will substantially depend on our performance and the market conditions in the steel industry at the time we are required to comply with such covenants.
Our term loan agreement also limits our ability to incur certain capital expenditures, including obligations under capital leases and capitalized repairs and replacements. Under our term loan agreement, we are permitted to incur capital expenditures with respect to certain specified projects up to specified maximum amounts, including the EAF, an automatic roll changer system at our Mingo Junction facility, and the Allenport cold mill improvements. In addition, the amendment and waiver permits us to incur capital expenditures with respect to the rebuild of the No. 8 coke battery in an amount not to exceed $85 million. We are further permitted to incur additional expenses for capital improvements for other projects in amounts not to exceed in the aggregate specified maximums for each calendar year, ranging from $33.9 million to $44 million.
$225 million revolving credit facility
In connection with our plan of reorganization, WPSC entered into a three-year $225 million senior secured revolving credit facility with a bank group arranged by Royal Bank of Canada and General Electric Capital Corporation. Interest on borrowings is calculated based on either LIBOR or the prime rate using spreads based on facility borrowing availability as defined in the agreement. The facility matures on August 1, 2006. At December 31, 2004, there were no borrowings under the revolving credit facility, and we had $131.3 million of availability, after giving effect to required reserves, outstanding letters of credit and the a $150 million maximum availability limitation under the facility. We are subject to, and are currently in compliance with, various covenants set forth in the revolving credit agreement, which are substantially similar to those contained in the term loan agreement, as amended, as described above. Under the terms of our amended term loan agreement, we are limited to a maximum of $150 million in borrowings, including outstanding letters of credit, under our revolving credit facility.
Similar to the term loan agreement, we negotiated an amendment to our revolving credit facility. Under the amendment, all proceeds up to $35 million that are allocated for capital expenditures will be held in a segregated cash account. The amendment also permits us to incur an additional $85 million in capital expenditures toward the rebuild of the No. 8 coke battery. Of the $85 million available for the No. 8 coke battery, only $18 million may be expended prior to January 1, 2006. The $85 million for the No. 8 coke battery and up to $35 million to be held in a segregated cash account for capital expenditures are also excluded from the computation of our consolidated fixed charge coverage ratio. On September 21, 2004, we sold 3,719,898 shares of common stock at an offering price of $29 per share, generating gross sales proceeds of $107.9 million. These proceeds, net of issuance costs, were used to repay the outstanding indebtedness under our revolving credit facility in the amount of $92.7 million and to fund a restricted cash account in the amount of $7.0 million to be used to fund future capital expenditures.
$40 million Series A notes
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued Series A secured notes in the aggregate principal amount of $40 million in settlement of claims under our bankruptcy proceedings. The Series A notes were issued under an indenture among WPSC, WPC, WP Steel Venture Corporation and J. P. Morgan Trust Company, National Association, the successor trustee to Bank One, N.A. The Series A notes mature on August 1, 2011 and have no fixed amortization, meaning that except for mandatory prepayments, based on excess cash flow or proceeds from the sale of joint venture interests, no payment of principal shall be required until such notes become due. The Series A notes bear interest at a rate of 5% per annum until July 1, 2008. Thereafter, such notes bear interest at a rate of 8% per annum. In the event that at any time the distributions from Wheeling-Nisshin and OCC to WPSC are not adequate to pay all the interest then due under the Series A notes or WPSC is not in compliance with the terms of the term loan agreement or revolving credit facility, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series A notes. OCC is restricted from declaring dividends under the terms of its credit agreement with Bank of America, N.A. However, OCC is permitted to make distributions of interest and principal in respect of its indebtedness to WPC, subject to certain limitations set forth in its credit agreement and its subordination agreement. We are subject to, and are currently in compliance with, various covenants set forth in the Series A note indenture, including payment of principal and interest on the Series A notes, and limitations on additional indebtedness, creation of liens, disposition of interests in Wheeling-Nisshin or OCC, and payments of dividends and distributions.
$20 million Series B notes
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued Series B secured notes in the aggregate principal amount of $20 million in settlement of claims under our bankruptcy proceedings. The Series B notes were issued under an indenture among WPSC, WPC, WP Steel Venture Corporation and J. P. Morgan Trust Company, National Association, the successor trustee to Bank One, N.A. The Series B notes mature on August 1, 2010 and have no fixed amortization, meaning that no payment of principal shall be required until such notes become due. The Series B notes bear interest at a rate of 6% per annum to the extent interest is paid in cash. In the event that WPSC is not in compliance with the terms of the term loan agreement, the revolving credit facility or the Series A notes or WPSC’s excess cash flow (as defined in the Series B indenture) is insufficient to cover any or all interest payments then due under the Series B notes, WPSC must pay both cash interest and payment-in-kind interest at rates set forth in the Series B notes. We are subject to, and are currently in compliance with, various covenants under the Series B note indenture, which are substantially similar to many of those contained in the Series A note indenture.
$10 million unsecured note
On August 1, 2003, pursuant to our plan of reorganization, WPSC issued an unsecured note in the aggregate principal amount of $10 million to WHX Corporation. In July 2004, the WHX note was sold by WHX to a third party. The unsecured note bears interest at 6% per annum, matures in 2011 and has no fixed amortization, meaning that no payment of principal shall be required until such note becomes due. If cash interest is not paid, WPSC must pay payment-in-kind interest. Such note is subordinated in right of payment to our credit agreements, the Series A notes and the Series B notes
OFF-BALANCE SHEET ARRANGEMENTS
As of December 31, 2004, we had no off-balance sheet transactions, arrangements, or other relationships with unconsolidated entities or persons that are reasonably likely to adversely affect liquidity, availability of capital resources, financial position or results of operations. We have investments in three joint ventures, Wheeling-Nisshin and OCC and Feralloy-Wheeling Specialty Processing Co., that are each accounted for under the equity method of accounting. Pursuant to agreements with Wheeling-Nisshin. and OCC, we have an obligation to support their working capital requirements. However, we believe it is unlikely that those joint ventures will require our working capital support in the foreseeable future based upon the present financial condition, capital resource needs and/or operations of these entities.

CERTAIN OTHER OBLIGATIONS
In connection with the implementation of our plan of reorganization, we reached agreements with various parties to defer payments of indebtedness and reduce costs in order to preserve liquidity upon emergence from bankruptcy. These agreements include:
•	Modification and assumption agreement between WPSC and Danieli Corporation. This agreement modifies an agreement between WPSC and Danieli Corporation, dated July 6, 2000, pursuant to which WPSC agreed to purchase from Danieli Corporation certain roll-changing equipment. Under the original agreement, WPSC owed approximately $7.36 million to Danieli Corporation. Pursuant to the modified agreement, WPSC paid Danieli Corporation approximately $2.36 million. Approximately $3.8 million of the balance of the amount owed to Danieli Corporation was converted into a portion of the secured term loans under our term loan agreement that is not guaranteed by the Steel Board. The balance of the amount owed to Danieli Corporation was converted into a promissory note. In addition, WPSC agreed to pay Danieli Corporation approximately $2.58 million (of which approximately $679,000 has been paid as of December 31, 2004, and the balance of which is to be paid in progress payments as work on the automatic roll changers project is completed, which is expected in 2005) to complete the roll-changing project and for rehabilitation, storage and other costs of Danieli Corporation.

•	Loan modification agreement between WPSC and the Ohio Department of Development. Under this agreement, we made a $2.0 million partial prepayment of the $6.985 million owed by WPSC to the Ohio Department of Development pursuant to a loan, dated as of January 18, 2002, from the Ohio Department of Development and we were granted a two-year deferral from the effective date of the plan of reorganization of $4.985 million of such loan at an interest rate of 3% per annum.

•	Loan agreement between WPSC and the State of West Virginia. In connection with WPSC’s repayment of a $5 million loan from the West Virginia Development Office, WPSC has entered into a $6.5 million loan agreement with the State of West Virginia. The loan has a five-year term due August 1, 2008, and bears interest at a rate of approximately 5.6% per annum.

•	Agreement among WPSC, Itabira Rio Doce Company, Ltd. and Rio Doce Limited. This agreement provides for repayment, in equal monthly installments over a period not to exceed eighteen months from May 1, 2003, of WPSC’s $5.1 million deferred payment obligation under a certain iron ore sales agreement dated October 1, 2001. The obligation was repaid, in full, during 2004 and no amounts remain outstanding pursuant to this agreement.
In addition, we have ongoing funding obligations under our labor agreement with the USWA. Effective May 31, 2004, USWA wage rates increased by approximately 5.8%. In addition, a 12% temporary wage reduction that had been in effect since May 2003 was eliminated. We also increased wages for our salaried employees by 5% effective June 1, 2004. During 2005, under our labor agreement with the USWA, an 8% wage increase will take effect in May 2005, with an additional 3% wage increase taking effect in September 2005. All of the obligations referenced in this section, except for the increase in wage rates, are included in the table of contractual commitments set forth below.
CONTRACTUAL COMMITMENTS
As of December 31, 2004, the total of our future contractual obligations, including the repayment of debt obligations, is summarized below.

	Contractual Payments Due
	(Dollars in millions)
				2006 to	2008 to
	Total		2005	2007	2009	Thereafter
Long-term debt (1)	$326.7		$30.7	$51.8	$170.2	$74.0
Capital leases (1)	7.0		0.7	1.3	1.2	3.8
Long-term operating leases (2)	22.3		3.9	5.0	4.9	8.5
Other long term liabilities:
Steelworker Pension Trust	14.3	(3)	3.9	7.8	2.6	—
OPEB	22.8	(4)	3.7	8.6	10.5	—
Severance	14.5	(5)	8.7	4.3	1.4	0.1
Coal miner retiree medical	4.7		0.3	0.5	0.5	3.4
Worker’s compensation	34.5	(6)	6.9	13.8	13.8	—
Special bonus payment	10.0	(7)	5.0	5.0	—	—
Purchase commitments:
Oxygen supply	71.4	(8)	7.2	14.4	14.4	35.4
Electricity	67.2	(9)	4.8	9.6	9.6	43.2
Coal	28.8	(10)	9.6	19.2	—	—
Capital commitments	27.5	(11)	27.5	—	—	—

Total	$651.7		$112.9	$141.3	$229.1	$168.4

1.	See Note 13 to Consolidated Financial Statement in Item 8 — Financial Statements and Supplementary Data.

2.	See Note 14 to Consolidated Financial Statements in Item 8 — Financial Statements and Supplementary Data.

3.	Amount represents estimated payments to the Steelworkers Pension Trust, pursuant to our labor agreement with the USWA, through the end of the labor contract, which expires on September 1, 2008.

4.	Amounts reflect our current estimate of corporate cash outflows for other post employment benefits and include the impact of assumed mortality, medical inflation and the aging of the population. No estimate has been made beyond 2009.

5.	Amount represents payments under employee buyout program. 650 bargaining employees elected buyouts that extend through 2010.

6.	Amounts reflect our current estimate of corporate cash outflows and exclude the impact of interest and mortality. The forecast of cash outflows is estimated based on historical cash payment information for the period 2002 through 2004 and anticipates payment of approximately $6.9 million per year. No estimate has been made beyond 2009.

7.	Special Bonus Program was established in the 2003 Modified Labor Agreement to recognize the unique contributions and sacrifices made by the hourly workforce and their Union in helping to keep the Company operating during the Bankruptcy. Payments of $5.0 million are to be made on December 15, 2005 and 2006.

8.	We entered into a 15-year take-or-pay contract in 1999 that was amended in 2003. The contract requires us to purchase oxygen, nitrogen and argon each month with a minimum monthly charge of approximately $0.6 million, subject to escalation clauses.

9.	We entered into a 20-year take-or-pay contract in 1999, which was amended in 2003. The contract requires us to purchase steam and electricity each month or pay a minimum monthly charge of approximately $0.4 million. A variable portion of the contract is calculated as $3.75 times the number of tons of iron produced each month with an agreed to minimum of 3,000 tons per day. At December 31, 2004, a maximum termination payment of $33.4 million would have been required.

10.	In 2004,we amended our take-or-pay contract to purchase coal each month to a minimum monthly charge of approximately $1.6 million. The term of the contract expires on December 31, 2007, while the Company has the sole option to terminate the contract on or after January 1, 2006. After such date, the pricing will be subject to market conditions with a cap collar. At December 31, 2004, a maximum termination payment of $7.6 million would have been required.

11.	Amounts reflect contractual commitments for capital expenditure as of December 31, 2004.

Planned capital expenditures
Our planned capital expenditures for the three-year period 2005 through 2007 total approximately $267.3 million, and include, but are not limited to, the following capital expenditure projects:
•	$1.9 million remaining to be spent on the EAF;

•	$77.3 toward completion of a rebuild of the No. 8 coke battery, which is expected to extend the service life by 12 to 15 years, and is expected to begin in 2005 and be completed in mid 2006 (although, see “Business — Recent Developments” regarding the proposed joint venture);

•	$14.5 million for installation of hot strip mill automatic roll changers at our Mingo Junction facility, expected to occur in 2005; and

•	$9.8 million for cold mill improvements at our Allenport facility, expected to occur in 2005 and 2006.
In addition to the planned capital expenditure amounts identified above, we are also contemplating, at our option, a complete rebuild of the Nos. 1, 2 and 3 coke batteries in 2008 and 2009, at an estimated aggregate cost of approximately $47.0 million. Our decision to rebuild these coke batteries will depend, in part, on whether we believe potential revenues from the sale of resulting excess coke production attributable to the continued operation of these three batteries justifies these expenditures. (See potential joint venture described in “Business — Recent Developments”).
Under our credit agreements, we are permitted to undertake the construction of the EAF, No. 8 coke battery rebuild, hot strip mill automatic roll changer installation and cold mill improvements, subject to pre-established spending limits provided in our restrictive covenants. These covenants also limit the amounts that we can spend on any other capital expenditure projects undertaken in 2005, and 2006 to $44.0 million, and $37.1 million, respectively, subject to adjustment for permitted carryover of a portion of any unexpended amounts in these and prior years.
During the year ended December 31, 2004, we spent approximately $132.4 million on capital expenditures, including $95.9 million on our EAF, $81.6 million of which was funded through our restricted cash account.
VEBA TRUST AND PROFIT SHARING PLANS
Below are summaries of our contribution obligations under the VEBA trust and our two profit sharing plans, one for our USWA-represented employees and the other for our salaried employees, excluding our officers. Our future obligations, if any, under the VEBA trust and these plans are subject to and based on the level of our profitability (as described below) for each completed quarter. In addition, we have discretion, to the extent provided by the terms of the agreement establishing the VEBA trust and the terms of the profit sharing plans, to satisfy some or all of our funding obligations with shares of our common stock or cash.
During 2004, we incurred aggregate obligations under the VEBA trust and the profit sharing plans of $39.3 million. Of this amount $13.0 million was settled with pre-funded amounts. Of the remaining $26.3 million, $21.3 million was settled in common stock, $3.3 million was settled in cash and $1.7 million is expected to be settled in common stock in the first quarter of 2005.
VEBA Trust
In connection with our plan of reorganization and our collective bargaining agreement with the USWA, we established a plan to provide health care and life insurance benefits to certain retirees and their dependents. The collective bargaining agreement also required us to create and make contributions to a trust to fund the payment of these retiree benefits. The trust, referred to herein as the VEBA trust, is designed to constitute a tax-exempt voluntary employee beneficiary association under Section 501(c)(9) of the Internal Revenue Code. Pursuant to our plan of reorganization, we issued 4,000,000 shares of WPC common stock to the VEBA trust (the “Initial Shares”). Due to certain restrictions on the VEBA trust’s ability to sell stock held by the trust to fund benefit payments (which are described in more detail below), the agreement with the USWA provided for monthly cash contributions by us of $1.5 million, beginning in October 2003 and continuing through February 2004, and $0.3 million from April 2004 through September 2004 for a total of $9.3 million (collectively, the “Initial Funding Obligation”). In addition, the agreement provides for ongoing contributions based on our profitability, payable within 45 days of the end of each fiscal quarter, under the following formula (collectively, the “Variable Contributions”):
(i)	40% of operating cash flow, between $16 and $24 of operating cash flow per ton of steel products sold to third parties, payable in cash;

(ii)	12% of operating cash flow, between $24 and $65 of operating cash flow per ton of steel products sold to third parties, payable at our discretion in cash or common stock of WPC;

(iii)	25% of operating cash flow, above $65 of operating cash flow per ton of steel products sold to third parties, payable in cash; and

(iv)	15% of operating cash flow below $30 of operating cash flow per ton of steel products sold to third parties, payable at our discretion in cash or common stock of WPC, subject to compliance with dilution limitations.
During 2004, variable contributions of $22.9 million were incurred. Of this amount, $13.0 million was satisfied with pre-funded amounts. Of the remaining $9.9 million, $4.9 million was settled by contributing an aggregate 169,622 shares of common stock, $3.3 million was settled in cash and $1.7 million is expected to be settled in common stock in the first quarter of 2005.
“Operating cash flow,” for purposes of determining Variable Contributions, is defined as our earnings before interest and taxes, adjusted for certain amounts as set forth in the agreement with the USWA (primarily unusual, extraordinary or non-recurring items).
Previously, we contributed $3.0 million, in cash, to the VEBA trust toward satisfaction of the Initial Funding Obligation. In March 2004, we agreed with the USWA to satisfy the Initial Funding Obligation, as follows:
•	the trustee was authorized to sell up to 400,000 of the Initial Shares, at its discretion;

•	the proceeds of the sale of 400,000 of the Initial Shares, not to exceed $6.3 million, and the $3.0 million cash contribution previously made will be credited, over a limited period of time, against future Variable Contributions due under (i), (ii) and (iii) of the Variable Contribution formula described above, if any, in accordance with the terms of the agreement with the USWA;

•	the proceeds of the sale of 400,000 shares of the Initial Shares in excess of $6.3 million, if any, will be creditable, at our discretion against future Variable Contributions, if any are required under (i), (ii) and (iii) of the Variable Contribution formula described above; and

•	no later than February 14, 2008, we are required to contribute 400,000 additional shares of our common stock to the trust, minus any shares of our common stock contributed prior to that date under (ii) of the Variable Contribution formula described above.
To the extent that contributions become due under (ii) of the Variable Contribution formula described above and we decide to make such contributions in stock, we have discretion to apply up to 1.6 million of the Initial Shares as a credit, share for share, against future stock contribution amounts to the trust. Shares of WPC common stock contributed to the trust in satisfaction of, or in the case of Initial Shares applied as a credit against, our obligations, are valued based on the closing price of WPC common stock for the 10 trading days immediately preceding the date of contribution.
Pursuant to a Stock Transfer Restriction and Voting Agreement, the trustee of the VEBA trust has agreed to limit the number of shares of WPC common stock that it may sell during the four years following the effective date of our plan of reorganization. During the first two years, the VEBA trust is not permitted to sell any of the Initial Shares without our authorization unless it holds, at the time of such sale, fewer than five percent of our outstanding shares of common stock. During each of the following two years, the VEBA trust has agreed not to sell more than 50% of the remaining Initial Shares within any consecutive 12-month period. These restrictions will not apply to any additional shares that we may contribute to the VEBA trust in satisfaction of our Variable Contribution obligation, if any. As described above, we authorized the disposition of 400,000 shares of our common stock held by the VEBA trust in satisfaction of certain funding obligations with respect to the trust (all of which had been disposed by the VEBA trust as of September 30, 2004). In connection with the stock transfer restrictions, the VEBA trust has also agreed that it will abstain from voting 1.3 million shares of common stock, or such lesser number of shares as it may hold from time to time, for the election of directors of WPC.
Profit sharing plans
Pursuant to the collective bargaining agreement with the USWA, and in addition to our obligations to make contributions to the VEBA trust based on our profitability as described under VEBA Trust above, we have an obligation to make quarterly profit sharing payments to or for the benefit of our active USWA employees in an amount equal to 15% of our profits for the quarter, if any, in excess of $30 profit per ton of steel shipped to third parties. For this purpose, profits are defined as earnings before interest and taxes, calculated on a consolidated basis, excluding effects of certain amounts as set forth in the collective bargaining agreement. The profit sharing pool will be divided among all employees on the basis of hours attributed to each employee within each quarter. We have the discretion to make future payments, if any, in cash or in WPC common stock. Under the terms of the plan, we must satisfy any profit sharing obligation with respect to the first, second and third fiscal quarters within 45 days after the end of the quarter, while any obligation with respect to the fourth fiscal quarter must be satisfied within 15 days after the date of the opinion of our independent registered public accounting firm with respect to our annual audited financial statements. All payments in stock will be contributed to the participant’s 401(k) account, while payments in cash, if any, will be made directly to plan participants. To the extent that contributions of stock under this plan in any fiscal year, together with stock contributions to the VEBA trust under (iv) of the Variable Contribution formula described under “VEBA trust” above, exceed 10% of our common stock, on a fully diluted basis, we may satisfy our contribution obligation in the form of profit sharing notes. All profit sharing payments that become due are considered 100% vested when made.
During 2004, we incurred a profit sharing obligation under this plan of $12.8 million. This amount was settled by contributing an aggregate 427,118 shares of common stock.
In addition, we have adopted a profit sharing plan for salaried employees under which we have an obligation to make quarterly profit sharing payments to or for the benefit of our salaried employees in an amount equal to 4.19% of our profits for the quarter, if any, in excess of $30 profit per ton of steel shipped to third parties. For this purpose, profits are defined as earnings before interest and taxes, calculated on a consolidated basis, excluding effects of certain amounts as set forth in the plan. The profit sharing pool will be divided among all salaried employees, excluding officers.
During 2004, a profit sharing obligation of $3.6 million was incurred under this plan. This amount was settled by contributing an aggregate of 120,585 shares of common stock. Under the terms of the plan, we must satisfy any profit sharing obligations with respect to the first, second and third fiscal quarters within 45 days after the end of the quarter, while any obligation with respect to the fourth quarter must be satisfied within 15 days after the date of the opinion of our independent registered public accounting firm with respect to our annual audited financial statements. All payments in stock will be contributed to the company stock fund (as defined in our salaried 401(k) savings plan) under our salaried 401(k) savings plan, which restricts participants from making dispositions of our common stock out of the fund for a period of 24 months following any contribution other than distributions following termination of employment, or the death or disability of the participant. All profit sharing payments that become due are considered 100% vested when made.
RECENT ACCOUNTING STANDARDS
Under the provisions of SOP 90-7, the Company was required to adopt, as of July 31, 2003, all accounting guidance that was going to be effective within a twelve-month period.
The Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities”, in December 2003. Additionally, the FASB issued several FASB Staff Positions during 2004, addressing, clarifying and amplifying FIN46. FIN 46R is effective for all variable interest entities, other than special-purpose entities, for periods ending after March 15, 2004. This interpretation and the related staff positions had no effect on the financial statements of the Company.

The Company adopted FASB No. 132-R (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits an amendment of FASB Statements No. 87, 88, and 106” (FASB 132-R). FASB 132-R revises employers’ disclosures about pension plans and other postretirement benefit plans. These disclosures are provided in Note 15.
The FASB issued FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, in May 2004. Based on a preliminary assessment of final guidance on determining actuarial equivalence, the Company has assumed that its prescription drug benefits will not be actuarially equivalent to the prescription drug benefits under Medicare Part D.
The FASB issued FSP No. 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes", to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” in December 2004. FSP No. 109-1 requires the tax deduction provided by this tax act to be accounted for as a special deduction under FASB No. 109. The Company adopted this staff position and incorporated the related effects in computing tax expense and related tax assets and liabilities for 2004.
The FASB issued FASB No. 123(R), “Share-Based Payment”, in December 2004. FASB No 123(R) requires employers to value share-based payments using the fair value method, eliminating the option to use the intrinsic method to value such payments. FASB No. 123(R) is effective for the third quarter of 2005. The Company adopted FASB No. 123 (R) in the first quarter of 2005 and elected to apply this statement using the modified retrospective method.
The FASB issued FASB No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, in December 2004. FASB No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials be recognized as current-period costs and not as inventoriable costs. FASB No. 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect this statement to have a material impact on its financial statements.

UPDATE TO 2004 ANNUAL REPORT ON FORM 10-K, PART II — ITEM 8. SELECTED FINANCIAL DATA
Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The Company’s financial statements from and after the effective date of the plan of reorganization August 1, 2003, are those of a new reporting entity (Reorganized Company) and are not comparable to the pre-confirmation periods of the old reporting entity (Predecessor Company). As a result, the independent registered public accounting firm prepared two reports, one for the financial statements of the Reorganized Company and the other for the financial statements of the Predecessor Company.
Management’s Report on Internal Control Over Financial Reporting.
Management of Wheeling-Pittsburgh Corporation (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on our financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control — Integrated Framework. Based on our assessment and those criteria, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004.
The Company’s independent registered public accounting firm has audited and issued their report on management’s assessment of the Company’s internal control over financial reporting, and the report is set forth in the Report of Independent Registered Public Accounting Firm which is included below.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Wheeling-Pittsburgh Corporation:
We have completed an integrated audit of Wheeling-Pittsburgh Corporation’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and an audit of its consolidated financial statements for the period from August 1, 2003 to December 31, 2003 in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity present fairly, in all material respects, the financial position of Wheeling-Pittsburgh Corporation and its subsidiaries (Reorganized Company) at December 31, 2004 and 2003, and the results of their operations and their cash flows for the year ended December 31, 2004 and for the period from August 1, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Reorganized Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the United States Bankruptcy Court for the Northern District of Ohio confirmed the Reorganized Company’s Third Amended Joint Plan of Reorganization (the Plan) on June 18, 2003. Confirmation of the Plan resulted in the discharge of all claims against the Reorganized Company that arose before November 16, 2000 and substantially alters or terminates all rights and interests of equity security holders as provided for in the Plan. The Plan was substantially consummated on August 1, 2003 and the Reorganized Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Reorganized Company adopted fresh start accounting as of August 1, 2003.
As discussed in Note 8 to the financial statements, the Company has early adopted Financial Accounting Standard No. 123(R), “Share Based Payments” using the modified retroactive method. All prior periods presented have been restated to reflect the early adoption.
As discussed in Note 21 to the financial statements, the Company amended its senior secured term loan agreement which provided the Company with financial covenant relief for the third and fourth quarters of 2005. However, the Company may not be in compliance with certain financial covenants, as modified, under its senior secured term loan agreement for periods ending after September 30, 2005.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting that the Reorganized Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Reorganized Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Reorganized Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Reorganized Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 9, 2005, except for Notes 8 and 21, as to which the date is December 12, 2005

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of
Wheeling-Pittsburgh Corporation:
In our opinion, the accompanying consolidated statements of operations, cash flows, and changes in stockholders’ equity present fairly, in all material respects, the results of operations and cash flows of Wheeling-Pittsburgh Corporation and its subsidiaries (Predecessor Company) and their cash flows for the period from January 1, 2003 to July 31, 2003, and for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, the Company filed a petition on November 16, 2000 with the United States Bankruptcy Court for the Northern District of Ohio for reorganization under the provisions of Chapter 11 of the Bankruptcy Code. The Company’s Third Amended Joint Plan of Reorganization was substantially consummated on August 1, 2003 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
March 9, 2004

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Reorganized Company		Predecessor Company
	Year	Five Months	Seven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Revenues
Net sales, including sales to affiliates of $367,735, $101,501, $164,273 and $258,681	$1,405,794	$396,902	$570,439	$979,993

Cost and expenses
Cost of sales, including cost of sales to affiliates of $324,813, $91,262, $143,840 and $238,937, excluding depreciation and amortization expense	1,206,773	395,950	563,832	894,449
Depreciation and amortization expense	33,433	10,473	39,889	74,194
Selling, general and administrative expense	67,620	23,671	29,906	46,993
Reorganization and professional fee expense	—	(35)	8,140	11,755

Total costs and expenses	1,307,826	430,059	641,767	1,027,391

Operating income (loss)	97,968	(33,157)	(71,328)	(47,398)

Interest expense and other financing costs	(19,778)	(10,215)	(9,185)	(15,987)
Other income	17,520	4,350	3,228	4,567
Reorganization income (expense):
Fair value adjustments	—	—	(152,708)	—
Gain on discharge of indebtedness	—	—	557,541	—
Other	—	—	(4,758)	1,262

Income (loss) before income taxes	95,710	(39,022)	322,790	(57,556)
Income tax provision (benefit)	33,479	15	(641)	11

Net income (loss)	$62,231	$(39,037)	$323,431	$(57,567)

Earnings per share
Basic	$5.78	$(4.11)	*	*
Diluted	$5.66	$(4.11)	*	*

Weighted average shares (in thousands):
Basic	10,759	9,500	*	*
Diluted	11,002	9,500	*	*

*	Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation (see Note 2)
The accompanying notes are an integral part of the financial statements.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$31,198	$4,767
Trade receivables, less allowance for doubtful accounts of $2,697 and $2,061	144,509	104,025
Inventories	156,669	146,895
Prepaid expenses and deferred charges	29,953	11,583

Total current assets	362,329	267,270
Investment in and advances to affiliated companies	53,016	42,857
Property, plant and equipment, less accumulated depreciation of $42,536 and $10,051	487,308	387,765
Deferred income tax benefits	18,751	23,170
Restricted cash	12,502	87,138
Goodwill	—	30,000
Other intangible assets, less accumulated amortization of $1,346 and $423	5,174	9,076
Deferred charges and other assets	16,406	21,610

Total assets	$955,486	$868,886

Liabilities and stocholders’ equity
Current liabilities:
Trade payables	$92,434	$76,108
Short-term debt	—	79,251
Payroll and employee benefits payable	48,611	57,862
Accrued federal, state and local taxes	10,073	10,744
Deferred income tax liabilities	18,751	23,170
Accrued interest and other liabilities	7,843	9,672
Long-term debt due in one year	31,427	2,698

Total current liabilities	209,139	259,505
Long-term debt	302,156	340,696
Other employee benefit liabilities	135,608	142,433
Other liabilities	17,978	21,639

Total liabilities	664,881	764,273

Stockholders’ equity
Common stock — $.01 Par value; 14,437,223 and 10,000,000 shares issued, 14,433,223 and 10,000,000 shares outstanding	144	100
Additional paid-in capital	267,327	143,550
Accumulated earnings (deficit)	23,194	(39,037)
Treasury stock, 4,000 shares, at cost	(60)	—

Total stockholders’ equity	290,605	104,613

Total liabilities and stockholders’ equity	$955,486	$868,886

The accompanying notes are an integral part of the financial statement.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows

(Dollars in thousands)

	Reorganized Company		Predecessor Company
	Year	Five	Seven	Year
	Ended	Months Ended	Months Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Cash flows from operating activities
Net income (loss)	$62,231	$(39,037)	$323,431	$(57,567)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization expense	33,433	10,473	39,889	74,194
VEBA and profit sharing expense paid in stock	22,981	—	—	—
Other postretirement benefits	3,359	(4,608)	(1,565)	(10,708)
Deferred compensation and stock options	2,837	1,148	—	—
Interest paid-in-kind	2,384	—	—	—
Equity income of affiliated companies, net of dividends	(11,884)	(1,708)	184	(2,117)
Loss on disposition of assets	361	—		—
Deferred income taxes	32,505	—	—	—
Reorganization income	—	—	(400,075)	(1,262)
Changes in current assets and current liabilities:
Trade receivables	(40,484)	8,391	17,944	(24,131)
Inventories	(9,774)	7,769	19,769	(10,974)
Other current assets	(18,370)	(5,012)	918	1,425
Trade payables	14,118	(6,990)	9,900	9,749
Other current liabilities	(13,505)	(11,874)	(306)	12,483
Other assets and other liabilities — net	(8,167)	6,190	(9,902)	(6,135)

Net cash provided by (used in) operating activities	72,025	(35,258)	187	(15,043)

Cash flows from investing activities
Payments from affiliates	1,725	325	600	—
Capital expenditures	(132,442)	(37,828)	(2,866)	(10,971)
Restricted cash used to fund capital expenditures	74,636	24,862	—	—
Proceeds from sale of assets	28	—	201	1,320

Net cash used in investing activities	(56,053)	(12,641)	(2,065)	(9,651)

Cash flows from financing activities
Net change in short-term debt	(79,251)	42,336	—	—
Short term debt (DIP facility) borrowings	—	—	1,724	8,286
Book overdraft	2,208	3,157	327	957
Borrowing of long-term debt	3,000	(209)	(1,334)	16,408
Repayment of long-term debt	(15,195)	—	—	—
Issuance of common stock, net of issuance costs	99,697	—	—	—

Net cash provided by financing activities	10,459	45,284	717	25,651

Increase (decrease) in cash and cash equivalents	26,431	(2,615)	(1,161)	957
Cash and cash equivalents, beginning of period	4,767	7,382	8,543	7,586

Cash and cash equivalents, end of period	$31,198	$4,767	$7,382	$8,543

The accompanying notes are an integral part of the financial statements.

WHEELING-PITTSBURGH CORPORATION AND SUBSIDIARIES
Consolidated Statement of Changes in Stockholders’ Equity

(Dollars in thousands)

		Additional	Accumulated
	Common	Paid-in	Earnings	Treasury
	Stock	Capital	(Deficit)	Stock	Total
Predecessor Company
Balance, December 31, 2002	$—	$335,138	$(646,309)	$—	$(311,171)
Net income	—	—	323,431	—	323,431
Fresh start adjustment	—	(335,138)	322,878	—	(12,260)

Balance, July 31, 2003 (prior to issuance of stock at reorganization)	$—	$—	$—	$—	$—

Reorganized Company
Issuance of stock upon reorganization, July 31, 2003 (prior to restricted stock award)	$95	$142,405	$—	$—	$142,500
Shares issued for restricted stock award plan	5	(5)	—	—	—
Compensation expense recognized	—	1,042	—	—	1,042
Stock option grants	—	108	—	—	108
Net loss	—	—	(39,037)	—	(39,037)

Balance, December 31, 2003	100	143,550	(39,037)	—	104,613
Shares issued:
Public stock offering	37	99,660	—	—	99,697
Employee benefit plans	7	21,220	—	—	21,227
Restricted stock forfeiture	—	60	—	(60)	—
Compensation expense recognized	—	2,471	—	—	2,471
Stock option grants	—	366	—	—	366
Net income	—	—	62,231	—	62,231

Balance, December 31, 2004	$144	$267,327	$23,194	$(60)	$290,605

Share Activity:	Issued	Treasury	Outstanding
Balance, December 31, 2002	100	—	100
Fresh start adjustment	(100)	—	(100)

Balance, July 31, 2003	—	—	—
Stock issued — Reorganization	9,500,000	—	9,500,000
Stock issued — Restricted stock award plan	500,000	—	500,000

Balance, December 31, 2003	10,000,000	—	10,000,000
Stock issued — Public offering	3,719,898	—	3,719,898
Stock issued — Employee benefit plans	717,325	—	717,325
Restricted stock forfeiture	—	4,000	(4,000)

Balance, December 31, 2004	14,437,223	4,000	14,433,223

The accompanying notes are an integral part of the financial statements

Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Wheeling-Pittsburgh Corporation (the Company) emerged from bankruptcy effective August 1, 2003 (see Note 2), and applied fresh start reporting as of July 31, 2003 (see note 3). As a result, amounts reported in the financial statements for the seven months ended July 31, 2003 and for the year ended December 31, 2002 relate to the Company prior to its reorganization and the application of fresh start reporting. Amounts for these periods are referred to as being applicable to the “Predecessor Company”. Amounts for periods subsequent to the reorganization of the Company are referred to as being applicable to the “Reorganized Company”. Due to the application of fresh start reporting as of July 31, 2003, amounts reported for the predecessor company and the reorganized company are not comparable and have been separated by a black line in the financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all companies more than 50% owned. All material inter-company accounts, balances and transactions have been eliminated. The Company uses the equity method of accounting to account for investments in unconsolidated companies more than 20% owned. Unrealized profits or losses on sales to equity affiliates have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with maturities of three months or less. Cash that is restricted for use to fund capital expenditures is reflected as a non-current asset.

Accounts Receivable

Accounts receivable are stated at net invoice amounts less an allowance for doubtful accounts. The Company provides a specific allowance for doubtful accounts for certain amounts remaining unpaid beyond normal customer payment periods and provides a general allowance for doubtful accounts based on historical loss experience. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period in which the determination is made.

Inventory

Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method for substantially all inventories. At December 31, 2004 and 2003, approximately 99% and 98%, respectively, of all inventories were valued using the LIFO method.

Property, Plant and Equipment

Property, plant and equipment acquired subsequent to July 31, 2003 has been recorded at cost. With the adoption of fresh start reporting, property, plant and equipment acquired prior to August 1, 2003, was restated at fair value as of August 1, 2003. Depreciation is computed using the straight-line method based on estimated useful lives of 40 years for real property and estimated useful lives ranging from 3 to 30 years for machinery and equipment. Betterments and improvements are capitalized. Repairs and maintenance are expensed as incurred. Gains and losses form the sale of property, plant and equipment is recorded as cost of goods sold. Interest costs incurred to construct property, plant and equipment is capitalized.

Prior to August 1, 2003, depreciation was computed using the straight-line or modified units of production method. Under the modified units of production method, the straight-line method was adjusted based on an activity factor for operating assets. Adjusted annual depreciation was not less than 60% or more than 110% of straight-line depreciation. Accumulated depreciation, after adjustment, was not less than 75% or more than

110% of straight-line depreciation.

The Company periodically evaluates property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Considering the Company’s integrated operations, asset impairment evaluations are generally performed on a group basis, which represents the lowest level at which cash flows can be separately identified.

Software Costs

Costs incurred for the development or purchase of internal-use software are capitalized and amortized over the useful life of the software, which is generally five years or less.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and tax credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the period in which enactment occurs. Deferred income tax expense represents the change during the period in deferred tax assets and deferred tax liabilities. The components of deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized

Goodwill

Goodwill was recorded as the result of the application of fresh-start reporting upon the Company’s emergence from bankruptcy. Under provisions of Statement of Position (SOP) 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, either pre-confirmation net operating loss carryforwards or any benefit resulting from the reversal of a valuation allowance applicable to other deferred tax assets have been used first to reduce recorded goodwill and then to reduce other intangible assets (see Note 11).

Intangible Assets

The carrying value of intangible assets with a finite useful life is reviewed for impairment when events or changes in circumstances indicate that the carrying value of the intangible assets may not be fully recoverable. Recoverability is determined based on an estimate of the expected future undiscounted cash flows of the intangible assets. If the undiscounted cash flows of the intangible assets exceed the carrying value of the intangible assets, an impairment loss is recognized. The impairment loss is measured as the excess of the carrying value of the intangible assets over the fair value of the intangible assets. Fair value is estimated using a discounted cash flow model. The Company has no intangible assets with an indefinite useful life.

Deferred Financing Costs

Costs incurred to obtain, extend or amend debt obligations are capitalized and amortized over the term of the related obligation.

Pension and Other Postretirement Benefits

The Company maintains a defined benefit pension plan. The Company also maintains a defined benefit retiree health care and life insurance plans that provide benefits for substantially all of its active employees. The net pension and other postretirement benefits obligations recorded and the related periodic benefit costs are based on, among other things, assumptions of discount rates, estimated returns on plan assets, salary increases, mortality rates and future health care medical trend rates. Actuarial techniques and assumptions are used to estimate these obligations and the related periodic benefit costs.

Asset Retirement Obligations

An asset retirement obligation associated with the retirement of long-lived assets is recognized when a liability is incurred and the fair value of the liability can be reasonably estimated. If fair value cannot be determined in the period in which the liability is incurred, a liability is recognized when a reasonable estimation of fair value can be made. Fair value is based on quoted market prices or the best information available in the circumstances. The Company may incur asset retirement obligations in the event of a permanent plant shutdown. However, as of December 31, 2004 and 2003, the Company’s plant assets have indeterminate lives and a reasonable estimate of the fair value of associated asset retirement obligations cannot be made.

Revenue Recognition

Revenue from the sale of products is recognized when both risk of loss and title is transferred to the customer, which coincides with the time such products are shipped. Shipping costs billed to customers are recorded as revenues.

Under the terms of a long-term scrap supply agreement executed in 2004, the Company sells all of its internally generated scrap to a third party. Internally generated scrap sold to the third party is processed by the third party and then repurchased by the Company at the original sales price plus a processing fee. No revenue is recognized at the time of the initial sale.

Environmental Expenditures

Environmental expenditures relating to existing conditions caused by past operations that do not contribute to future revenues are expensed. Environmental expenditures that extend the life of related property, increase the value of related property or mitigate or prevent future contamination are capitalized. Liabilities are recorded on an undiscounted basis when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accruals for environmental obligations are not reduced by claims, if any, for recoveries from insurance carriers or other third parties until it is probable that such recoveries will be realized.

Share-based Payments

The Company elected to adopt Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS No. 123(R)) in the first quarter of 2005 and elected to apply this statement using the modified retrospective method. .As a result, financial statements for all prior periods presented have been adjusted to give effect to the fair-value based method of accounting for all awards granted in fiscal years beginning after December 15, 1994. Beginning balances of paid-in-capital, other non-current assets and retained earnings have been adjusted to reflect the results of adopting this statement using the modified retrospective method for years not presented. Amounts previously disclosed as pro forma adjustments have been reflected in earnings for all prior periods (see Note 8).

Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees and related interpretations using the intrinsic method.

Earnings (loss) per Share

Basic earnings (loss) per share is computed by dividing net earnings (loss) applicable to common shareholders by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing net earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding, adjusted for the dilutive effect of common stock equivalents. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, as their inclusion would be anti-dilutive.

Concentrations of Credit and Business Risk

The Company is exposed to credit risk in the event of nonpayment by customers, principally steel service centers, converters and processors and customers in the construction and container industries. The Company mitigates its exposure to credit risk by performing on-going credit evaluations and obtaining security as appropriate.

During 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002, the Company had sales to two customers, both affiliates, comprising 26%, 26%, 29% and 26% of total sales, respectively.

New Accounting Standards

Under the provisions of SOP 90-7, the Company was required to adopt, as of July 31, 2003, all accounting guidance that was going to be effective within a twelve-month period.

The Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 46R, “Consolidation of Variable Interest Entities”, in December 2003. Additionally, the FASB issued several FASB Staff Positions during 2004, addressing, clarifying and amplifying FIN46. FIN 46R is effective for all variable interest entities, other than special-purpose entities, for periods ending after March 15, 2004. This interpretation and the related staff positions had no effect on the financial statements of the Company.

The Company adopted FASB No. 132-R (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106” (FASB 132-R). FASB 132-R revises employers’ disclosures about pension plans and other postretirement benefit plans. These disclosures are provided in Note 15.

The FASB issued FASB Staff Position (FSP) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003”, in May 2004. Based on a preliminary assessment of final guidance on determining actuarial equivalence, the Company has assumed that its prescription drug benefits will not be actuarially equivalent to the prescription drug benefits under Medicare Part D.

The FASB issued FSP No. 109-1, “Application of FASB Statement No. 109, “Accounting for Income Taxes", to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004” in December 2004. FSP No. 109-1 requires the tax deduction provided by this tax act to be accounted for as a special deduction under FASB No. 109. The Company adopted this staff position and incorporated the related effects in computing tax expense and related tax assets and liabilities for 2004.

The FASB issued FASB No. 123(R), “Share-Based Payment”, in December 2004. FASB No 123(R) requires employers to value share-based payments using the fair value method, eliminating the option to use the intrinsic method to value such payments. FASB No. 123(R) is effective for the third quarter of 2005. The Company adopted FASB No. 123(R) in the first quarter of 2005 and elected to apply this statement using the modified retrospective method (see Note 8).

The FASB issued FASB No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, in December 2004. FASB No. 151 requires that abnormal amounts of idle facility expense, freight, handling costs and wasted materials be recognized as current-period costs and not as inventoriable costs. FASB No. 151 is effective for fiscal years beginning after June 15, 2005. The Company does not expect this statement to have a material impact on its financial statements.

Reclassification

Certain amounts in previously issued financial statements have been reclassified for comparative purposes.

2.	Bankruptcy and Reorganization

On November 16, 2000, the Company and eight of its then-existing wholly-owned subsidiaries, which represented substantially all of the Company’s business, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. The Company commenced Chapter 11 proceedings in order to restructure its outstanding debts and to improve its access to additional funding needed to continue operations. Throughout the Chapter 11 proceedings, the Company remained in possession of its properties and assets and continued to operate and manage its businesses with the then-existing directors and officers as debtors-in-possession subject to the supervision of the Bankruptcy Court.

As part of the Chapter 11 proceedings, the Company filed its original Joint Plan of Reorganization on December 20, 2002, its First Amended Joint Plan of Reorganization on January 9, 2003, its Second Amended Joint Plan of Reorganization on May 5, 2003 and its Third Amended Joint Plan of Reorganization on May 19, 2003, reflecting the final negotiations with pre-petition note holders, pre-petition trade creditors and unionized employees. The Company’s plan of reorganization was confirmed on June 18, 2003 and became effective on August 1, 2003. The Company realized approximately $558 million in cancellation of debt income as a result of the reorganization.

The following is a summary of some of the significant transactions consummated on or about the effective date of the plan of reorganization:
•	The Company amended and restated its by-laws and filed a second amended and restated certificate of incorporation with the Delaware Secretary of State authorizing the issuance of up to an aggregate of 80 million shares of common stock, par value $0.01 per share, and 20 million shares of undesignated preferred stock, par value $0.001 per share.

•	The Company exchanged, on a pro rata basis, $275 million in senior notes and $75 million in term notes that existed prior to its bankruptcy filing for an aggregate of $20 million in cash, $40 million in new Series A secured notes issued by Wheeling-Pittsburgh Steel Corporation (WPSC), a wholly-owned subsidiary of the Company, collateralized by a second lien on its tangible and intangible assets (other than our accounts receivable and inventory) and its equity interests in its joint ventures and a third lien on its accounts receivable and inventory, $20 million in new Series B secured notes issued by WPSC, collateralized by a fifth lien on its tangible and intangible assets, its equity interests in its joint ventures, and its accounts receivable and inventory, and 3,410,000 shares of new common stock of the Company constituting 34.1% thereof.

•	The Company cancelled its then-existing senior notes and related indenture and its then-existing term notes and the related term loan agreement.

•	The Company cancelled all shares of its common stock that existed prior to the implementation of the plan of reorganization, at which point it ceased to be a subsidiary of WHX Corporation.

•	WPSC entered into a new $250 million senior secured term loan facility, which is guaranteed in part by the Emergency Steel Loan Guarantee Board, the West Virginia Housing Development Fund, WPC and WP Steel Venture Corporation, a wholly-owned subsidiary of the Company, and is collateralized by a first lien on its tangible and intangible assets (other than accounts receivable and inventory) and its equity interests in its joint ventures and a second lien on its accounts receivable and inventory. WPSC also entered into a new $225 million senior secured revolving credit facility, which is guaranteed by the Company and WP Steel Venture Corporation and is collateralized by a first lien on its accounts receivable and inventory and a third lien on its other tangible and intangible assets and its equity interests in its joint ventures and pledged stock of its subsidiaries.

•	All of the obligations under the Company’s $195 million debtor-in-possession credit facility were satisfied in full and discharged.

•	The Company and WPSC entered into an agreement with WHX Corporation providing for, among other things, a $10 million capital contribution by WHX Corporation, the capitalization of approximately $40 million in debt owed by the Company to WHX Corporation, a $10 million unsecured loan from WHX Corporation and an agreement with WHX Corporation, the Pension Benefit Guaranty Corporation (PBGC), and the United Steelworkers of America (USWA), with respect to the Company’s separation from WHX Corporation’s employee pension plan.

•	WPC and WPSC entered into an agreement with its unionized employees represented by the USWA which modified the existing labor agreement to provide for, among other things, future pension arrangements with the USWA and reductions in the Company’s employee-related costs.

•	The Company issued 4,000,000 shares of new common stock constituting 40% thereof for the benefit of USWA retirees in satisfaction of certain claims under its labor agreement and an additional 1,000,000 shares of its new common stock constituting 10% thereof to or for the benefit of the Company’s salaried employees.

•	The Company issued 1,590,000 shares of new common stock constituting 15.9% thereof to certain of its creditors in satisfaction of various unsecured claims, including claims relating to trade debt.
There are still several matters pending in the Bankruptcy Court, including the resolution of disputed unsecured and administrative claims and certain preference actions and other litigation where we are seeking to recover monies. As of December 31, 2004 approximately 53,052 shares of common stock issued pursuant to the plan of reorganization were reserved for distribution to creditors pending resolution of certain disputed claims. If those claims are ultimately allowed in whole or in part by the Bankruptcy Court, the appropriate amount of stock will be distributed to those claimants; if the claims are disallowed, the stock will be distributed to other creditors of the same class, pro rata. To the extent that certain administrative and secured claims are allowed by the Bankruptcy Court, those claims will be paid in cash, in an amount which we expect will not exceed $100 thousand and for which there are sufficient reserves held by the distribution agent. If and to the extent those claims are allowed as pre-petition unsecured claims, then those creditors will receive stock, which has been reserved as described above. In addition, the Company is the plaintiff in a number of preference actions, where it is seeking to recover monies from creditors. The Company does not believe that any of these remaining bankruptcy proceedings, individually or in the aggregate, will have a material adverse effect on the Company.

3.	Fresh Start Reporting

In accordance with SOP 90-7, the Company adopted the provisions of fresh start reporting as of July 31, 2003. In adopting the requirements of fresh start reporting, the Company made a determination of the enterprise value of the entity based upon various valuation methods, including discounted cash flow methodologies, analysis of comparable steel companies, and other applicable ratios and economic industry information relevant to the operations of the Company. The estimated total equity value of the reorganized company aggregating approximately $150 million was determined after taking into account the values of the obligations assumed in connection with the Joint Plan of Reorganization.

The following reconciliation of the Predecessor Company’s consolidated balance sheet as of July 31, 2003 to that of the Reorganized Company as of July 31, 2003 was prepared with the adjustments that give effect to the reorganization and fresh start reporting.

The adjustments entitled “Reorganization Adjustments” reflect the consummation of the Joint Plan of Reorganization, including the elimination of existing liabilities subject to compromise, and consolidated shareholders’ deficit, and to reflect the aforementioned $150 million equity value.

The adjustments entitled “Fresh Start Adjustments” reflect the adoption of fresh start reporting, including the adjustments to record property and equipment at its fair value.

	Pre				Post-
	Reorganization	Reorganization		Fresh Start	Reorganization
	7/31/2003	Adjustments		Adjustments	7/31/2003
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$7,382	$—		$—	$7,382
Trade receivables, less allowance for doubtful accounts of $1,916	112,649	(233)		—	112,416
Inventories	164,322	—		(9,658)[d]	154,664
Prepaid expenses and deferred charges	6,559	12		—	6,571

Total current assets	290,912	(221)		(9,658)	281,033
Investment in affiliated companies	59,982	—		(19,505)[d]	40,477
Property, plant and equipment less accumulated depreciation	493,514	—		(133,301)[d]	360,213
Deferred income tax benefits	27,342	(3,860)[b]		—	23,482
Restricted cash	—	112,000	[a]	—	112,000
Goodwill	—	30,000	[g]	—	30,000
Deferred charges and other assets	8,964	12,844	[g]	9,756 [g]	31,564

Total assets	$880,714	$150,763		$(152,708)	$878,769

	Pre				Post-
	Reorganization	Reorganization		Fresh Start	Reorganization
	7/31/2003	Adjustments		Adjustments	7/31/2003
	(Dollars in thousands)
LIABILITIES & STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Trade payables	$81,275	$(1,334)[a]		$—	$79,941
Short-term debt	137,214	(100,299)[a]		—	36,915
Payroll and employee benefits payable	35,118	32,795	[c]	—	67,913
Accrued federal, state and local taxes	10,054	1,200	[a],[c]	—	11,254
Deferred income tax liabilities	27,342	(3,860	)[a],[c]	—	23,482
Accrued interest and other liabilities	8,026	2,647	[a],[c]	—	10,673
Long-term debt due in one year	43,433	(39,678	)[a],[c],[f]	—	3,755

Total current liabilities	342,462	(108,529)		—	233,933
Long-term debt	11,985	327,863	[a],[c]	—	339,848
Other employee benefit liabilities	17,317	124,981	[c]	—	142,298
Other liabilities	17,150	3,040	[a],[c]	—	20,190
Liabilities subject to compromise	879,455	(879,455)[c]		—	—

Total liabilities	1,268,369	(532,100)		—	736,269

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock — $.01 Par Value; 10 million shares issued and outstanding	—	100	[c]	—	100
Additional paid-in capital	335,138	149,900	[c],[g]	(335,138)[d]	149,900
Deferred compensation	—	(7,500)[e]		—	(7,500)
Accumulated earnings (deficit)	(722,793)	540,363	[b],[c],[f]	182,430 [d]	—

Total stockholders’ equity (deficit)	(387,655)	682,863		(152,708)	142,500

Total liabilities and stockholders’ equity	$880,714	$150,763		$(152,708)	$878,769

     Footnotes:

[a]	Reflects the borrowing of the $250 million term loan proceeds and amounts under the post-petition revolver and the payments necessary to effect the Plan of Reorganization, such as the repayment of DIP facilities, cash distributions to creditors and the payment of fees and expenses associated with the exit financing.

[b]	Reflects the impact on retained earnings of reorganization expenses net of tax benefit.

[c]	Reflects the settlement of liabilities subject to compromise, including the distribution of cash, notes and equity to the pre-petition creditors, the assumption of OPEB and other pre-petition liabilities (capital leases, employee benefits, taxes) and the cancellation of debt income.

[d]	Reflects the adjustments to reflect “Fresh Start” reporting. These entries include the write-down of inventories, property, plant and equipment and joint venture interests to their appraised values, elimination of accumulated deficits and additional paid-in capital.

[e]	Reflects restricted stock awards for the distribution of employee equity into trust.

[f]	Reflects the cancellation of debt as a result of WHX Corporation forgiving its portion of the DIP term loan.

[g]	Reflects the pre-funding of VEBA obligations with 4,000,000 shares of the Company’s common stock, an intangible asset related to joint venture supply agreements and goodwill.
4.	Segments, Geographic Area and Major Customers

The Company is engaged in one line of business and operates in one business segment, the making, processing and fabricating of steel and steel products. The Company manufactures and sells hot rolled and cold rolled sheet products, coated products, such as galvanized, pre-painted and tin mill sheet products. The Company also manufactures fabricated steel products, including roll-formed corrugating roofing, roof deck, form deck, floor deck, bridgeform and other products used primarily in construction, highway and agricultural markets.

The Company has a diverse customer base, substantially all of which are located in the United States. All of the Company’s operating assets are located in the United States. During 2004, the Company had sales to one customer, an affiliate, that approximated 17.5% of revenue. For the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002 the Company had sales to one customer, an affiliate, that approximated 15.5%, 16.8% and 15.6% of revenue, respectively, and had sales to another customer, an affiliate, that approximated 10.1%, 12.0% and 10.8% of revenue, respectively

5.	Transactions with Affiliates and Related Parties

The Company owns 35.7% of the outstanding common stock of Wheeling-Nisshin, Inc. (Wheeling-Nisshin), which is accounted for using the equity method of accounting. The Company had sales to Wheeling-Nisshin of $246.7 million, $61.7 million, $96.0 million and $152.5 million during 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and for the year ended December 31, 2002, respectively. Sales to Wheeling-Nisshin are made at prevailing market prices. The Company received dividends from Wheeling-Nisshin of $2.5 million, $2.5 million and $1.25 million during 2004, the seven months ended July 31, 2003 and the year ended December 31, 2002, respectively. At December 31, 2004 and 2003, the Company had accounts receivable due from Wheeling-Nisshin, Inc. of $1.6 million and $5.6 million, respectively, and had accounts payable to Wheeling-Nisshin of $2.5 million and $1.8 million, respectively.

The Company owns 50% of the outstanding common stock of Ohio Coatings Corporation (OCC), which is accounted for using the equity method of accounting. The Company had sales to OCC of $121.1 million, $39.8 million, $68.2 million and $106.2 million during 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002, respectively. Sales to OCC are made at prevailing market prices. At December 31, 2004 and 2003, the Company had accounts receivable due from OCC of $9.7 million and $10.1 million, respectively and had accounts payable to OCC of $.9 million and $4.3 million, respectively. At December 31, 2004 and 2003, the Company has a loan receivable due from OCC of $9.7 million and $11.5 million, respectively, which bears interest at approximately 5% per annum. The Company recorded interest income on the loan receivable of $.5 million. $.3 million, $.4 million and $.7 million during 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002, respectively, and received payments on the loan of $1.7 million. $.3 million and $.6 million during 2004, the five months ended December 31, 2003 and the seven months ended July 31, 2003, respectively.

The Company sells steel products to Pittsburgh Canfield Corporation, a wholly-owned subsidiary of WHX at prevailing market prices. The Company was a wholly-owned subsidiary of WHX through July 31, 2003. During the seven months ended July 31, 2003 and during 2002, the Company had sales of $8.9 million and $20.8 million, respectively, to PCC.

6.	Interest Expense and Other Financing Costs

	Reorganized Company		Predecessor Company
	(Dollars in thousands)
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Interest incurred	$18,933	$8,744	$7,660	$13,075
Less interest capitalized	4,050	243	838	1,774

Net interest	14,883	8,501	6,822	11,301
Amortization of deferred financing costs	4,895	1,714	2,363	4,686

Interest expense and other financing costs	$19,778	$10,215	$9,185	$15,987

7.	Other Income

	Reorganized Company		Predecessor Company
	(Dollars in thousands)
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Equity income in affiliates	$14,677	$2,705	$2,544	$3,882
Interest and investment income	1,226	638	360	764
Other	1,617	1,007	324	(79)

Total	$17,520	$4,350	$3,228	$4,567

8.	Share-Based Payments

In accordance with the Company’s plan of reorganization, the Company established a restricted stock plan pursuant to which it granted 500,000 shares of its common stock to selected key employees as of the effective date of its plan of reorganization. All of the grants made under the plan vest in increments of one-third of the total grant to each individual pro rata over three years. During 2004, 165,333 shares of restricted common stock vested and 4,000 shares of restricted stock were subject to forfeiture. Restricted stock expense related to the restricted stock awards totaled $2.5 million for 2004. These amounts were reflected in shareholders’ equity as a decrease of deferred compensation. No shares granted under the plan are subject to retirement eligible provisions.

The Company elected to adopt Statement of Financial Accounting Standards No. 123 (revised 2004) (SFAS No. 123)) in the first quarter of 2005 and elected to apply this statement using the modified retrospective method. As a result, financial statements for all prior periods presented have been adjusted to give effect to the fair-value based method of accounting for all awards granted in fiscal years beginning after December 15, 1994. Beginning balances of paid-in-capital, other non-current assets and retained earnings have been adjusted to reflect the results of adopting this statement using the modified retrospective method for years not presented. Amounts previously disclosed as pro forma adjustments have been reflected in earnings for all prior periods.

During 2004 and 2003, the Company granted stock options for 19,215 and 17,793 shares of common stock to certain directors of the Company at a weighted average price per share of $21.99 and $6.95, respectively. The options vest upon receipt, are exercisable at the option of the holder and lapse ten-years from the date of grant. No stock options were exercised in 2004 or 2003. The Company recorded compensation expense relative to the stock options of $363 thousand and $107 thousand in 2004 and for the five months ended December 31, 2003, respectively.

The effect of adopting this statement and applying this statement using the modified retrospective method is as follows:

	Reorganized Company		Predecessor Company
	(Dollars in thousands, except per share amounts
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Income (loss) from continuing operations, before adjustment	$62,467	$(38,930)	$323,431	$(57,567)
Effect of adopting fair-value method of accounting for share-based payments	(363)	(107)	—	—

Income (loss) from continuing operations, as adjusted	62,104	(39,037)	323,431	(57,567)
Effect of adoption on provision (benefit) for income taxes	127	—	—	—

Net income (loss)	$62,231	$(39,037)	$323,431	$(57,567)

Earnings (loss) per share:
Basic before adjustment	$5.81	$(4.10)	*	*
Diluted before adjustment	$5.68	$(4.10)	*	*
Basic as adjusted	$5.78	$(4.11)	*	*
Diluted as adjusted	$5.66	$(4.11)	*	*

*	Prior to reorganization, the Company was a wholly-owned subsidiary of WHX Corporation (see Note 2).
As a result of the retrospective application of SFAS No. 123(R), the accumulated deficit increased by $107 thousand and additional paid-in-capital increased by $107 thousand as of December 31, 2003. As of December 31, 2004, accumulated earnings decreased by $343 thousand, other non-current assets increased by $127 thousand and additional paid-in-capital increased by $470 thousand. Amounts previously reported as deferred compensation in stockholders’ equity were reclassified to additional paid-in-capital as of December 31, 2004 and 2003. The retrospective application of SFAS No. 123(R) had no effect on cash flow from operating, investing or financing activities.
The fair value of each option was estimated on the grant date using the Black-Scholes pricing model with the following assumptions:

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
	Year Ended	Ended	Ended	Year Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Average risk-free interest rate	3.41%	4.22%	—	—
Expected dividend yield	0%	0%	—	—
Expected volatility	89.30%	85.07%	—	—
Expected life (years)	10	10	—	—
The weighted average fair value per option granted was $18.89 and $6.01 for the year ended December 31, 2004 and for the five months ended December 31, 2003, respectively. No options were issued prior to November 2003.

9.	Inventories

	December 31,
	2004	2003
	(Dollars in thousands)
Raw materials	$46,070	$26,808
In-process	128,114	90,170
Finished products	23,662	31,227
Other materials and supplies	307	378

Total current cost	198,153	148,583
Excess of current cost over carrying value	(41,484)	(1,688)

Total carrying value	$156,669	$146,895

During 2004, 2003 and 2002, certain inventory quantities were reduced, resulting in liquidations of LIFO inventories carried at costs prevailing in prior periods. The effect was to increase income by $2.1 and $2.4 million in 2004 and for the seven months ended July 31, 2003, respectively, and to decrease income by $.2 million for the five months ended December 31, 2003 and $0.8 million for the year ended December 31, 2002.

10.	Property, Plant and Equipment

	December 31,
	2004	2003
	(Dollars in thousands)
Land and mineral properties	$8,640	$8,529
Buildings	21,627	20,710
Machinery and equipment	438,201	297,970
Construction in progress	61,376	70,607

Total	529,844	397,816
Less accumulated depreciation and amortization	(42,536)	(10,051)

Net	$487,308	$387,765

Property, plant and equipment includes gross assets acquired under capital leases of $1.8 million at December 31, 2004 and 2003. Related amortization included in accumulated depreciation and amortization was $122 thousand and $51 thousand at December 31, 2004 and 2003, respectively. Amortization of assets under capital leases is included in depreciation expense.

11.	Goodwill and Intangible Assets

The application of fresh start reporting resulted in an amount being allocated to reorganization value in excess of amounts allocated to identifiable assets, which was reflected in the financial statements as goodwill. Under the provisions of SOP 90-7 and FASB 109, either pre-confirmation net operating loss carryforwards or benefits resulting from the reversal of a valuation allowance applicable to other deferred tax assets are used first to reduce goodwill and then to reduce other intangible assets, and finally as a credit to equity. During 2004, goodwill was reduced by $30.0 million and other intangible assets were reduced by $3.0 million, representing the tax benefit from the utilization of pre-confirmation net operating loss carryforwards and deferred tax assets for which there had been a full valuation allowance.

The Company recorded amortization expense of intangible assets of $.9 million and $.4 million in 2004 and for the five months ended December 31, 2003, respectively. Amortization expense of $.9 million will be recorded in each of the next five years unless the intangible asset is reduced by the recognition of pre-confirmation tax benefits realized before that time.

12.	Short-Term Debt

On August 1, 2003, WPSC entered into a three-year $225 million senior secured revolving credit facility. The facility is collateralized by a first lien on accounts receivable and inventory and a third lien on other tangible and intangible assets and investments in affiliates. Maximum availability under the facility is currently limited to $150 million, including outstanding letters of credit. Maximum availability under the facility amounted to $131.3 million as of December 31, 2004. The facility matures on August 1, 2006. No amounts were outstanding under the facility at December 31, 2004. At December 31, 2003, $79.3 million was outstanding under the facility. Interest on borrowings under the facility is calculated based on LIBOR or the agent’s prime rate using spreads based on borrowing availability, as defined by the facility. The average rate of interest on the facility during 2004 and during the five months ended December 31, 2003 approximated 4.9% and 5.0%, respectively. Effective March 31, 2005, the facility is subject to various financial covenants, including fixed charge, leverage and interest coverage ratios. The Company is restricted from paying any cash dividends under the terms of the facility.

Due to certain mandatory lock-box requirements and other provisions under the facility, the revolving credit facility has been classified as a short-term obligation in accordance with the provisions of EITF 95-22.

13.	Long-Term Debt

	December 31,
	2004	2003
	(Dollars in thousands)
Senior secured term loan	$237,500	$250,000
Series A secured notes	41,681	40,705
Series B secured notes	21,499	20,397
Unsecured 6% note	10,530	10,224
West Virginia Department of Development	6,539	6,539
Ohio Department of Development	4,985	4,985
Industrial revenue bonds, including capital leases	6,910	8,095
Other	3,939	2,449

Total	333,583	343,394
Less amount due in one year	31,427	2,698

Long-term debt due after one year	$302,156	$340,696

Assuming repayment of the senior secured term loan in 2008 and without consideration of future prepayments that may be required based on excess cash flow calculations under certain debt obligations, long-term debt matures as follows (dollars in thousands):

2005	$31,427
2006	26,733
2007	26,330
2008	170,127
2009	1,195
After 2009	77,771

Total	$333,583

$250 million term loan agreement
On August 1, 2003, WPSC entered into a $250 million senior secured term loan agreement. The term loan matures on August 1, 2014. However, if the administrative agent under the loan is unable or unwilling to re-offer certain tranches of the term loan as of November 1, 2008, the maturity date for each tranche of the term loan will be November 1, 2008. The term loan is collateralized secured by a first lien on tangible and intangible assets and investments in affiliates and a second lien on accounts receivable and inventory.
The loan is payable in quarterly installments of $6.25 million, which began in the fourth quarter of 2004. Additional prepayments are due under the loan on a quarterly basis equal to 50% of excess cash flow, as defined under the terms of the loan. Interest on borrowings under the facility is calculated based on LIBOR or the agent’s prime rate using spreads defined by the agreement. The average rate of interest on the facility during 2004 and during the five months ended December 31, 2003 approximated 3.5% and 3.9%, respectively. Effective March 31, 2005, the facility is subject to various financial covenants, including fixed charge, leverage and interest coverage ratios. The Company is restricted from paying any cash dividends under the agreement.

$40 million Series A secured notes
On August 1, 2003, the Company issued Series A secured notes in the aggregate amount of $40 million. The Series A secured notes mature on August 1, 2011. The Series A secured notes are collateralized by a second lien on tangible and intangible assets and investments in affiliates and a third lien on accounts receivable and inventory.
The Series A secured notes have no fixed repayment schedule. Prepayments are required based on excess cash flow, as defined under the terms of the notes. The Series A notes bear interest at a rate of 5% per annum until July 1, 2008. Thereafter, such notes bear interest at a rate of 8% per annum. In the event that distributions from Wheeling-Nisshin, Inc. and Ohio Coatings Company (affiliates of the Company) are not adequate to pay interest under the Series A secured notes when due, the Company is required to pay both cash interest and payment-in-kind interest at rates set forth in the Series A secured notes.
$20 million Series B secured notes
On August 1, 2003, WPSC issued Series B secured notes in the aggregate amount of $20 million. The Series B secured notes mature on August 1, 2010. The Series B secured notes are collateralized by a fourth lien on tangible and intangible assets and investments in affiliates and a fourth lien on accounts receivable and inventory.
The Series B secured notes have no fixed repayment schedule. Prepayments are required based on excess cash flow, as defined under the terms of the notes. The Series B secured notes bear interest at a rate of 6% per annum. In the event that excess cash flow, as defined by the secured notes, is insufficient to pay interest due under the secured notes, the Company is required to pay both cash interest and payment-in-kind interest at rates set forth in the Series B secured notes.
$10 million unsecured note
On August 1, 2003, the Company issued an unsecured note in the aggregate principal amount of $10 million to WHX Corporation. In July 2004, the note was sold by WHX Corporation to a third party. The unsecured note matures in 2011. The unsecured note is subordinated in right of payment to the revolving credit agreements, the term loan agreement and the Series A and B secured notes.
The unsecured note has no fixed repayment schedule. The unsecured note bears interest at 6% per annum. If cash interest is not paid, the Company is required to pay payment-in-kind interest.
West Virginia and Ohio Departments of Development
The Company has a five-year term loan agreement with the West Virginia Department of Development that matures August 1, 2008. The term loan bears interest at a rate approximating 5.6%.
The Company has a loan agreement with the Ohio Department of Development that matures August 1, 2005. The loan bears interest at a rate of 3%.
Industrial revenue bonds
Amounts due under industrial revenue bonds issued by the State of Virginia are payable in annual installments ranging from $260 thousand in 2005 to $480 thousand in 2014, plus interest of 7% through 2014. Amounts due under the obligations are collateralized by certain real property.
Amounts due under industrial revenue bonds issued by the State of Nevada are payable in annual installments ranging from $375 thousand in 2005 to $380 thousand in 2014, plus interest at 8% through 2014. Amounts due under the obligations are collateralized by certain real property.
Other
The Company has certain other obligations outstanding that are payable in various installments ranging from $35 thousand per month, including interest at 9%, through 2007 to $300 thousand semi-annually, plus interest at 7% through 2010.

14. Leases
The Company leases certain equipment under operating lease agreements. Lease expense for 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002 amounted to $10.6 million, $3.9 million, $5.8 million and $9.9 million, respectively. Under long-term operating leases, minimum lease payments are $3.9 million for 2005, $2.5 million for 2006, $2.5 million for 2007, $2.5 million for 2008, $2.4 million for 2009 and $8.5 million thereafter.
15. Pension and Other Postretirement and Postemployment Benefits
All of the Company’s defined benefit pension plans were merged into plans maintained by a subsidiary of WHX Corporation in 1998. Pension costs were allocated from WHX Corporation to the Company with respect to these plans. No costs were allocated to the Company by WHX Corporation for the seven months ended July 31, 2003 and for the year ended December 31, 2002. As a result of the Company’s reorganization, effective August 1, 2003, all of these defined benefit pension plans were “frozen”. The Company has no remaining obligation under any of these plans.
Effective August 1, 2003, the Company’s USWA-represented employees became participants in the Steelworker Pension Trust (SPT), a multi-employer pension plan. The Company is obligated to make monthly contributions to the SPT based on hours worked by USWA-represented employees. During 2004 and for the five months ended December 31, 2003, the Company accrued $3.9 million and $2.3 million, respectively, under the plan. During 2004, the Company contributed $14.0 million to the SPT, with $8.4 million of this amount extinguishing an obligation to the SPT recognized as of July 31, 2003 in connection with the application of fresh start reporting.
Effective August 1, 2003, the Company adopted a supplemental defined benefit pension plan for all salaried employees employed as of January 31, 1998, which provides a guaranteed minimum benefit based on years of service and compensation. The total benefit payable under this plan is offset by the employee’s account balance in a salaried defined contribution pension plan, the employee’s accrued benefit payable by the Pension Benefit Guaranty Corporation related to a defined pension benefit plan terminated in 1985 and the employee’s accrued benefit payable as of July 31, 2003 under a plan sponsored by WHX Corporation.
The Company maintains health care and life insurance benefit plans for retired salaried employees and for hourly employees retiring after October 1, 2003. Hourly employees who retired prior to October 1, 2003 are provided similar benefits under a Voluntary Employee Benefits Association (VEBA) trust (See Note 16). In general, these plans pay a percentage of medical costs, reduced by deductibles and other coverages. The Company has an agreement with the USWA to limit or cap the per capita cost of benefits to be paid for periods subsequent to February 1, 2009 at the per capita cost incurred during the preceding twelve-month period ending January 1, 2009. Based on a preliminary assessment of final guidance on determining actuarial equivalence, the Company has assumed that its prescription drug benefit plan will not be actuarially equivalent to the prescription drug benefits under Medicare Part D.
The Company uses a December 31 measurement date for all benefit plans.

The benefit obligation, change in plan assets, funded status and the amounts recognized in the consolidated balance sheet with respect to the plans were as follows:

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2004	2003	2004	2003
	(Dollars in thousands)		(Dollars in thousands)
Change in benefit obligation:
Benefit obligation, beginning of year	$1,854	$—	$125,205	$314,053
Service cost	78	29	2,232	2,743
Interest cost	116	48	6,642	14,551
Plan amendments	930	1,624	(34,309)	—
Actuarial (gain) loss	1,308	153	(2,495)	25,786
Benefits paid	(99)	—	(5,707)	(16,007)
Decrease due to collective bargaining agreement	—	—	—	(215,921)

Benefit obligation, end of year	$4,187	$1,854	$91,568	$125,205

	Pension Benefits		Postretirement Benefits
	December 31,		December 31,
	2004	2003	2004	2003
	(Dollars in thousands)		(Dollars in thousands)
Change in plan assets:
Fair value of plan assets beginning of year	$—	$—	$—	$—
Company contributions	99	—	5,706	16,007
Benefits paid	(99)	—	(5,706)	(16,007)

Fair value of plan assets end of year	$—	$—	$—	$—

Funded status of plans:
Fair value of plan assets, beginning of year	$(4,187)	$(1,854)	$(91,568)	$(125,205)
Unrecognized actuarial loss	1,462	153	21,974	24,877
Unrecognized prior service cost (benefit)	2,371	1,571	(33,901)	—

Net amount recognized	$(354)	$(130)	$(103,495)	$(100,328)

Amount recognized in consolidated balance sheet:
Intangible pension asset, included in deferred charges and other assets	$1,001	$—	$—	$—
Payroll and employee benefits payable	—	—	(6,000)	—
Other employee benefits liabilities	(1,355)	(130)	(97,495)	(100,328)

Net amount recognized	$(354)	$(130)	$(103,495)	$(100,328)

The accumulated benefit obligation for the defined benefit pension plan was $1,354 and $180 at December 31, 2004 and 2003, respectively.

Components of net periodic benefit costs were as follows:

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
		Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Pension benefits
Net periodic benefit cost:
Service cost	$78	$29	$—	$—
Interest cost	116	48	—	—
Amortization of prior service cost	129	53	—	—

Net periodic benefit cost	$323	$130	$—	$—

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
		Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Postretirement benefits
Net periodic benefit cost:
Service cost	$2,232	$1,042	$1,701	$2,431
Interest cost	6,642	2,965	11,586	19,080
Amortization of prior service cost	(408)	—	(1,582)	(2,712)
Recognized actuarial (gain) loss	408	—	(1,770)	(5,767)

Net periodic benefit cost	$8,874	$4,007	$9,935	$13,032

Assumptions used to determine benefit obligations and net periodic benefit costs were as follows:

	At December 31,
	2004	2003
Discount rate	5.75%	6.00%
Rate of compensation increase	4.00%	0.00%

		Years Ended
	December 31,	December 31,	December 31,
	2004	2003	2002
Discount rate	6.00%	6.50%	7.25%
Rate of compensation increase	0.00%	—	—
Assumed health care cost trend rates were as follows:

	At December 31,
	2004	2003
Health care cost trend rate assumed for next year	11.00%	8.25%
Rate to which the cost trend rate gradually declines	5.00%	4.75%
Year that the rate reaches the rate at which it is assumed to remain	2011	2008

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage point change in these assumed rates would have the following effects:

	1%	1%
	Increase	Decrease
Effect on service and interest costs	$372	$(183)
Effect on accumulated benefit obligation	$4,376	$(2,063)
The Company expects to make the following contributions and make the following benefit payments with respect to its benefit plans:

	Pension	Postretirement
	Benefits	Benefits
Employer contributions — 2005	$295

Expected benefit payments:
2005	295	$3,671
2006	293	4,099
2007	248	4,457
2008	254	4,991
2009	462	5,539
2010 - 2014	3,590	34,886
The Company maintains defined contribution pension plans for both salaried and hourly employees. In general, contributions are made to hourly defined contribution plans based on age and hours worked. In general, contributions are made to salaried defined contribution plans based on age and compensation levels. Contributions to these plans for 2004, the five months ended December 31, 2003, the seven months ended July 31, 2003 and the year ended December 31, 2002 amounted to $2.6 million, $1.1million, $1.6 million and $3.0 million, respectively.
The Company maintains savings plans (401k plans) for both salaried and hourly employees. Employees may contribute up to 50% of their annual compensation to these plans, subject to statutory limitations. The Company did not make any matching contributions to these savings plans during any of the periods presented.
The Coal Industry Retiree Health Benefit Act of 1992 (“the Act”) created a new United Mine Workers of America postretirement medical and death benefit plan to replace two existing plans that had developed significant deficits. The Act assigns companies the remaining benefit obligations for former employees and beneficiaries, and a pro rata allocation of benefits related to unassigned beneficiaries (orphans). The Company’s obligation under the Act relates to its previous ownership of coal mining operations. Amounts accrued for these obligations at December 31, 2004 and 2003 were $2.6 million and $2.9 million, respectively. In 2003 the courts determined that certain retirees and dependents were not the responsibility of the Company. In the fourth quarter of 2003, the Company received net cash proceeds of $7.2 million for premiums previously paid which was recorded as income upon receipt.
The Company provides benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers’ compensation. Amounts accrued for these obligations at December 31, 2004 and 2003 were $30.6 million and $29.2 million, respectively. These amounts were determined using a discount rate of 5.75% and 6.00% at December 31, 2004 and 2003, respectively, and are included in other employee benefit liabilities.
16. VEBA and Profit Sharing Plans
Hourly employees who retired prior to October 1, 2003, are provided medical and life insurance benefits through a VEBA trust. The VEBA trust was established on October 1, 2003 and was pre-funded with 4 million shares of common stock of the Company. The Company is required to make quarterly contributions to the VEBA trust based on varying levels of operating cash flow, as defined by the plan, ranging from 12% to 40%, in addition to 15% of operating cash flow up to $30 per ton. Quarterly contributions are payable in cash and, at the discretion of the Company, in common stock of the Company. During 2004, the Company incurred an obligation under the plan of $22.9 million. Of this amount, $11.2 million was satisfied with pre-funded amounts, resulting in net VEBA expense of $11.7 million for the year. The Company satisfied $4.9 million of this obligation by issuing 169,622 shares of common stock to the plan during the year and, at the discretion of the Company, expects to satisfy $1.7 million of this amount by issuing common stock during the first quarter of 2005. The remaining portion of this amount was settled in cash. At December 31, 2004, the VEBA trust held 3,769,622 shares of common stock of the Company in trust.
Effective October 1, 2003, the Company established a profit sharing plan for hourly and salaried employees. The Company is required to make quarterly contributions to the plan ranging from 4% to 15% of operating cash flow, as defined by the plan, in excess of $30 per ton. Quarterly contributions are payable in cash or, at the discretion of the Company, in common stock of the Company. During 2004, the Company incurred profit sharing expense of $16.4 million. The Company satisfied this obligation by issuing 547,703 shares of common stock to the plan during the year.
17. Income Taxes
The provision for income taxes, as adjusted (see Note 8), consisted of the following:

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
		Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Current
Federal tax provision (benefit)	$841	$9	$(659)	$—
State tax provision	133	6	18	11

Total	974	15	(641)	11

Deferred
Federal tax provision	28,715	—	—	—
State tax provision	3,790	—	—	—

Total	32,505	—	—	—

Income tax provision (benefit)	$33,479	$15	$(641)	$11

The provisions of the American Jobs Creation Act of 2004 had no effect on the determination of current tax expense for 2004.

The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as follows:

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
		Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Income (loss) before taxes	$95,710	$(39,022)	$322,790	$(57,556)

Tax provision (benefit at statutory rate	$33,499	$(13,658)	$112,977	$(20,145)
Increase (decrease) in tax due to:
Equity income in affiliates	(4,110)	(757)	(712)	(1,086)
State income tax, net	3,836	4	12	7
Change in valuation allowance	279	14,364	27,941	21,158
Fresh start adjustments	—	—	(140,205)	—
Other	(25)	62	(654)	77

Income tax provision (benefit)	$33,479	$15	$(641)	$11

The components of deferred tax assets and liabilities was as follows:

	December 31,
	2004	2003
	(Dollars in thousands)
Assets:
Postretirement and postemployment benefits	$36,362	$35,396
Operating loss carryforwards (expiring 2011 - 2023)	83,311	116,708
Minimum tax credit carryforwards	845	—
Pension and other employee benefits	17,091	23,393
Provision for expenses and losses	20,889	20,604
Leases	5,389	8,836
State income taxes, net	11,489	11,643
Other	9,788	10,509

	185,164	227,089

Liabilities:
Property, plant and equipment	(58,178)	(54,188)
Inventory	(25,900)	(31,225)
State income taxes, net	(11,489)	(11,692)
Other	(445)	(601)

	(96,012)	(97,706)

Net	89,152	129,383
Valuation allowance	(89,152)	(129,730)

Net deferred tax asset (liability)	$—	$(347)

In connection with the Company’s reorganization and emergence from bankruptcy in 2003, various differences giving rise to deferred tax assets and liabilities were revalued. Additionally, certain tax attributes, including net operating losses and tax credits were reduced or eliminated in exchange for tax-free treatment of cancellation of indebtedness income. The net deferred tax asset was revalued to $192.0 million, against which a valuation allowance was provided in full.
Subject to certain rules relating to the use of tax attributes upon emergence from bankruptcy, the Company has the ability to use such attributes, principally net operating losses, without restriction. However, due to uncertainties surrounding future realization of these benefits, a full valuation allowance has been maintained by the Company against the net deferred tax asset. To the extent that tax benefits are realized from the release of this valuation allowance, the recognition of the tax benefit is first used to reduce goodwill, then other intangible assets and finally as an addition to paid in capital. During 2004, tax benefits were recognized to the extent of $33.0 million.
The statute of limitations has expired for years through 2000. Federal income tax returns have been examined through 1997. Additionally, while the Company is no longer affiliated with WHX, the Company’s former parent, the Company’s tax attributes could be impacted by an audit of WHX for those years in which the Company was a subsidiary of WHX. Management believes it has adequately provided for all taxes on income.
18. Supplemental Cash Flow Information
Cash payments for interest and taxes were as follows:

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
		Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Interest, net of capitalized amounts	$12,509	$6,267	$7,827	$10,885
Income taxes (refund)	1,600	—	(600)	—
19. Financial Instruments
The carrying value and the estimated fair value of the Company’s financial instruments were as follows:

	December 31, 2004		December 31, 2003
	Fair Value	Carrying Value	Fair Value	Carrying Value
	(Dollars in thousands)		(Dollars in thousands)
Cash and cash equivalents	$31,198	$31,198	4,767	$4,767
Short-term debt	—	—	79,251	79,251
Long-term debt:
Senior secured term loan — $250 million	237,500	237,500	250,000	250,000
Other (see discussion below)	96,083	96,083	93,394	93,394
Cash and cash equivalents and short-term debt:
The carrying amount of cash and cash equivalents and short-term debt approximates fair value due to the short maturity of the instruments.
Senior secured term loan:
The senior secured term loan is a guaranteed loan and, as such, carries a fair value rate of interest. The fair value of this instrument is estimated to reasonably approximate its carrying value.
Other long-term debt:
Other long-term debt is not publicly traded and carries rates of interest that may or may not reflect a fair value rate of interest. The fair value of these instruments cannot be determined with reasonable accuracy and may or may not approximate carrying value. For this reason, fair value has been presented as being equal to carrying value in the table above. Management understands that certain of these obligations have traded at an amount below carrying value.
20. Commitments and Contingencies
Environmental Matters
Prior to confirmation of the Company’s plan of reorganization effective August 1, 2003, the Company settled all pre-petition environmental claims made by state (Ohio, West Virginia, Pennsylvania) and Federal (USEPA)

environmental regulatory agencies. Consequently, the Company believes that it has settled and/or discharged environmental liability for any known Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA or Superfund) sites, pre-petition stipulated penalties related to active consent decrees, or other pre-petition regulatory enforcement actions.
The Company estimates that demands for stipulated penalties and fines for post-petition events and activities through December 31, 2004 could total approximately $2.4 million, which has been fully reserved by the Company. These claims arise from instances in which the Company exceeded post-petition consent decree terms, including: (a) $1.9 million related to a January 30, 1996 USEPA consent decree for the Company’s coke oven gas desulfurization facility; (b) $0.3 million related to a July 1991 USEPA consent decree for water discharges to the Ohio River; and (c) $0.2 million related to a September 20, 1999 Ohio EPA consent decree for the Company’s coke oven gas desulfurization facility.
In September 2000, the Company entered into a consent order with the West Virginia Department of Environmental Protection wherein the Company agreed to remove contaminated sediments from the bed of the Ohio River. Approximately $1.4 million was spent on these activities in 2002, $0.6 million in 2003 and $4.6 million in 2004. During removal activities in 2003, the Company discovered a broader area of contaminated sediments. The Company estimates the cost of removal of the remaining contaminated sediments at $3.4 million, which has been fully reserved by the Company. The Company currently expects this work to be substantially complete by the end of 2006.
The Company is under a final administrative order issued by the USEPA in June 1998 to conduct a Resource Conservation and Recovery Act Facility Investigation to determine the nature and extent of soil and groundwater contamination at its coke plant in Follansbee, West Virginia. USEPA approved the Company’s investigation work plan, and field activities were completed in 2004. The Company will submit the results of this investigation to the USEPA in 2005. It is expected that some remediation measures will be necessary and could commence within the next three to five years. Based on a preliminary estimate of the range of the possible cost to remediate, the Company has reserved approximately $5.2 million for such remediation measures.
The USEPA conducted a multimedia inspection of our Steubenville, Mingo Junction, Yorkville and Martins Ferry, Ohio and Follansbee, West Virginia facilities in March and June 1999. The inspection covered environmental regulations applicable to these plants. Many of the issues were resolved and settled prior to emergence from Chapter 11 bankruptcy. Based on current estimates, the Company has reserved $1.4 million for resolution of outstanding issues.
Capital expenditures for environmental projects totaled $5.5 million for the year ended December 31, 2004. The Company estimates capital expenditures for environmental projects to be $12.0 million for 2005, $14.2 million for 2006 and $4.1 million for 2007. However, due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future capital expenditures may vary substantially from such estimates.
Accrued environmental liabilities totaled $13.4 million at December 31, 2004 and $14.7 million at December 31, 2003. These accruals were based on all information available to the Company. As new information becomes available, whether from third parties or otherwise, and as environmental regulations change, the liabilities are reviewed on a quarterly basis and the accruals are adjusted accordingly. Unless stated above, the time frame over which these liabilities will be paid is presently unknown. Further, the Company considers it reasonably possible that it could ultimately incur additional liabilities relative to the above exposures of up to $5.0 million.
Commitments
The Company entered into a 15-year take-or-pay contract in 1999 that was amended in 2003 that requires the Company to purchase oxygen, nitrogen and argon each month with a minimum monthly charge of approximately $0.6 million, subject to escalation clauses. Payments for deliveries of oxygen totaled $14.2 million in 2004, $9.3 million in 2003 and $7.0 million in 2002.
The Company entered into a 20-year contract in 1999, which was amended in 2003 that requires the Company to purchase steam and electricity each month or pay a minimum monthly charge of approximately $0.4 million. Additionally, the contract requires a variable portion calculated as $3.75 times the number of tons of iron produced each month with an agreed to minimum of 3,000 tons per day. Payments for deliveries of steam and electricity totaled $9.2 million in 2004, $8.8 million in 2003 and $13.8 million in 2002. At December 31, 2004, a maximum termination payment of $33.4 million would have been required to terminate the contract. In 2004, the Company entered into a take-or-pay contract to purchase coal each month with a minimum monthly charge of approximately $0.6 million. The term of the contract expires on December 31, 2007, while the Company has the sole option to terminate the contract on or after January 1, 2006. After such date, the pricing will be subject to market conditions with a cap collar. Payments for deliveries of coal totaled $9.5 million in 2004, $11.8 million in 2003 and $16.4 million in 2002. At December 31, 2004, a maximum termination payment of $7.6 million would have been required to terminate the contract.
Other
The Company is the subject of, or party to, a number of other pending or threatened legal actions involving a variety of matters. However, based on information currently available, management believes that the disposition of these matters will not have a material adverse effect on the business, results of operations or the financial position of the Company.
21. Subsequent Event
The Company’s senior secured revolving credit agreement and the Company’s senior secured term loan agreement require compliance with certain financial covenants commencing with quarterly periods beginning after December 31, 2004. The Company was in compliance with these financial covenants under both debt agreements for the quarters ended March 31, 2005 and June 30, 2005.
On July 8, 2005, the Company amended and restated its senior secured revolving credit agreement. Under the amended and restated senior secured revolving credit agreement, the Company is only required to comply with a minimum fixed charge coverage ratio if borrowing availability falls below $50 million at any point in time. The Company does not expect borrowing availability to fall below $50 million at any time during 2005 or 2006.
On September 29, 2005, the Company amended its senior secured term loan agreement, which, among other things, provided for financial covenant relief for the third quarter of 2005. The Company would not have been in compliance with the financial covenants under its senior secured term loan agreement for the third quarter of 2005 without such financial covenant relief. The amended senior secured term loan agreement also provided for financial covenant relief for the fourth quarter of 2005. However, the Company may not be in compliance with certain financial covenants, as modified, under its senior secured term loan agreement for periods ending after September 30, 2005, depending on future market conditions and other factors.
In the event that additional modifications or waivers to existing or recently modified covenants are not obtained by the Company and if the Company is unable to refinance its term loan agreement, an event of default under the term loan agreement will occur and subsequently will constitute an event of default under the amended and restated revolving credit agreement. If the event of default results in acceleration of the term loan agreement, the Company would be in default under substantially all of its other debt instruments. If the indebtedness under the term loan agreement, the revolving credit agreement and other debt instruments were to be accelerated, there can be no assurance that the Company's assets would be sufficient to repay in full such indebtedness.
22. Summarized Financial Information of Affiliates — Unaudited
The Company owns 35.7% of the outstanding common stock of Wheeling-Nisshin, Inc. and 50% of the outstanding common stock of Ohio Coatings Company, both of which are accounted for using the equity method of accounting. Summarized financial information for these affiliates is as follows:

	December 31,
	2004	2003
	(Dollars in thousands)
Current assets	$148,730	$116,789
Noncurrent assets	103,139	114,116

Total assets	$251,869	$230,905

Current liabilities	$45,165	44,350
Noncurrent liabilities	39,746	44,288

Total liabilities	84,911	88,638
Total equity	166,958	142,267

Total liabilities and equity	$251,869	$230,905

	Reorganized Company		Predecessor Company
		Five Months	Seven Months
		Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
	(Dollars in thousands)		(Dollars in thousands)
Net sales	$692,897	$215,031	$302,293	$491,827
Cost of goods sold	607,148	199,429	276,641	450,855
Other operating costs	35,242	7,942	17,336	27,412

Operating income	50,507	7,660	8,316	13,560
Non-operating income (loss)	(1,374)	(971)	(1,502)	1,564
Provision for income taxes	(16,721)	(1,452)	(1,302)	(6,419)

Net income	$32,412	$5,237	$5,512	$8,705

23. Summarized Combined Financial Information (as adjusted — see Note 8)
WPSC, a wholly-owned subsidiary of the Company (WPC), is the issuer of the outstanding $40 million Series A notes and $20 million Series B notes. The Series A and Series B notes were not registered under the Securities Act of 1933 or the Securities Act of 1934. The Series A notes and Series B notes are each fully and unconditionally guaranteed, jointly and severally, by WPC and its present and future subsidiaries. WPSC and each subsidiary guarantor of the Series A and Series B notes are 100%-owned by the parent guarantor, WPC. Because the subsidiary guarantors are minor, individually and in the aggregate, the combined consolidating financial information for WPC and the subsidiary guarantors has been combined below in the column entitled “WPC and Subsidiary Guarantors.”
Prior to the Company’s reorganization in bankruptcy, WPC, then a wholly-owned subsidiary of WHX Corporation, a public company, had issued $275 million principal amount 9 1/4% senior notes in a registered exchange offer under the Securities Act of 1933. These notes were fully and unconditionally guaranteed, jointly and severally, by WPC’s then-existing and future operating subsidiaries. As discussed more fully in Note 2 above, the WPC 9 1/4% senior notes were extinguished pursuant to the Company’s plan of reorganization on or about August 1, 2003.

CONDENSED CONSOLIDATING BALANCE SHEET
Reorganized Company

		December 31, 2004
		(Dollars in Thousands)
			Consolidating
	WPC and		and
	Subsidiary		Eliminating	WPC
	Guarantors	WPSC	Entries	Consolidated
Assets
Cash and cash equivalents	$—	$31,198	$—	$31,198
Trade accounts receivables	—	144,509	—	144,509
Inventories	—	156,669	—	156,669
Other current assets	16	29,937	—	29,953

Total current assets	16	362,313	—	362,329
Intercompany receivables	—	4,075	(4,075)	—
Investments and advances in affiliates	291,625	53,016	(291,625)	53,016
Property, plant and equipment — net	2,306	485,002	—	487,308
Restricted cash	—	12,502	—	12,502
Other non-current assets	1,023	39,308	—	40,331

Total assets	$294,970	$956,216	$(295,700)	$955,486

Liabilities and stockholders’ equity
Accounts payable	$—	$92,434	$—	$92,434
Other current liabilities	276	116,429	—	116,705

Total current liabilities	276	208,863	—	209,139
Intercompany payable	4,075	—	(4,075)	—
Long-term debt	—	302,156	—	302,156
Other non-current liabilities	14	153,572	—	153,586
Stockholders’ equity	290,605	291,625	(291,625)	290,605

Total liabilities and stockholders’ equity	$294,970	$956,216	$(295,700)	$955,486

CONDENSED CONSOLIDATING BALANCE SHEET
Reorganized Company

		December 31, 2003
		(Dollars in Thousands)
			Consolidating
	WPC and		and
	Subsidiary		Eliminating	WPC
	Guarantors	WPSC	Entries	Consolidated
Assets
Cash and cash equivalents	$—	$4,767	$—	$4,767
Trade accounts receivables	—	104,025	—	104,025
Inventories	—	146,895	—	146,895
Other current assets	12	11,571	—	11,583

Total current assets	12	267,258	—	267,270
Intercompany receivables	—	3,142	(3,142)	—
Investments and advances in affiliates	104,967	42,857	(104,967)	42,857
Property, plant and equipment — net	2,521	385,244	—	387,765
Restricted cash	—	87,138	—	87,138
Other non-current assets	896	82,960	—	83,856

Total assets	$108,396	$868,599	$(108,109)	$868,886

Liabilities and stockholders’ equity
Accounts payable	$—	$76,108	$—	$76,108
Other current liabilities	281	183,116	—	183,397

Total current liabilities	281	259,224	—	259,505
Intercompany payable	3,142	—	(3,142)	—
Long-term debt	—	340,696	—	340,696
Other non-current liabilities	360	163,712	—	164,072
Stockholders’ equity	104,613	104,967	(104,967)	104,613

Total liabilities and stockholders’ equity	$108,396	$868,599	$(108,109)	$868,886

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Reorganized Company

		Year Ended
		December 31, 2004
		(Dollars in Thousands)
			Consolidating
	WPC and		and
	Subsidiary		Eliminating	WPC
	Guarantors	WPSC	Entries	Consolidated
Income Data
Net sales	$—	$1,405,794	$—	$1,405,794
Cost of products sold	—	1,206,773	—	1,206,773
Depreciation and amortizaton expense	—	33,433	—	33,433
Selling, administrative and general expense	1,503	66,117	—	67,620

Operating income (loss)	(1,503)	99,471	—	97,968
Interest expense	—	(19,778)	—	(19,778)
Other income including equity earnings of affiliates	63,260	17,520	(63,260)	17,520

Income before income taxes	61,757	97,213	(63,260)	95,710
Income tax provision (benefit)	(474)	33,953	—	33,479

Net income	$62,231	$63,260	$(63,260)	$62,231

		Five Months Ended
		December 31, 2003
		(Dollars in Thousands)
			Consolidating
	WPC and		and
	Subsidiary		Eliminating	WPC
	Guarantors	WPSC	Entries	Consolidated
Income Data
Net sales	$—	$396,902	$—	$396,902
Cost of products sold	—	395,950	—	395,950
Depreciation and amortization expense	—	10,473	—	10,473
Selling, administrative and general expense	496	23,175		23,671
Reorganization and professional fee expense	(35)	—	—	(35)

Operating loss	(461)	(32,696)	—	(33,157)
Interest expense	—	(10,215)	—	(10,215)
Other income including equity earnings of affiliates	(38,576)	4,350	38,576	4,350

Loss before income taxes	(39,037)	(38,561)	38,576	(39,022)
Income tax provision	—	15	—	15

Net loss	$(39,037)	$(38,576)	$38,576	$(39,037)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Predecessor Company

		Seven Months Ended
		July 31, 2003
		(Dollars in Thousands)
			Consolidating
			and
		Subsidiary	Eliminating	WPC
	WPC	Guarantors	Entries	Consolidated
Income Data
Net sales	$—	$570,439	$—	$570,439
Cost of products sold	(7,982)	571,814	—	563,832
Depreciation and amortization expense	—	39,889	—	39,889
Selling, administrative and general expense	242	29,664	—	29,906
Reorganization and professional fee expense	—	8,140	—	8,140

Operating income (loss)	7,740	(79,068)	—	(71,328)
Interest expense	—	(12,677)	3,492	(9,185)
Other income including equity earnings of affiliates	319,540	1,705	(318,017)	3,228
Reorganization income (expense)
Fair value adjustments	—	(152,708)	—	(152,708)
Gain on discharge of debt	—	557,541	—	557,541
Other reorganization entries	(211)	(4,547)	—	(4,758)

Income before income taxes	327,069	310,246	(314,525)	322,790
Income tax provision (benefit)	3,638	(4,279)	—	(641)

Net income	$323,431	$314,525	$(314,525)	$323,431

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Predecessor Company

	Year Ended
	December 31, 2002
	(Dollars in Thousands)
			Consolidating
			and
		Subsidiary	Eliminating	WPC
	WPC	Guarantors	Entries	Consolidated
Income Data
Net sales	$—	$979,993	$—	$979,993
Cost of products sold	620	893,829	—	894,449
Depreciation and amortization expense	—	74,194	—	74,194
Selling, administrative and general expense	157	46,836	—	46,993
Reorganization and professional fee expense	—	11,755	—	11,755

Operating loss	(777)	(46,621)	—	(47,398)
Reorganization income	845	417	—	1,262
Interest expense	—	(11,011)	(4,976)	(15,987)
Other income including equity earnings of affiliates	(54,716)	(8,681)	67,964	4,567

Loss before income taxes	(54,648)	(65,896)	62,988	(57,556)
Income tax provision (benefit)	2,919	(2,908)	—	11

Net loss	$(57,567)	$(62,988)	$62,988	$(57,567)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Reorganized Company

	Year Ended
	December 31, 2004
	(Dollars in Thousands)
			Consolidating
	WPC and		and
	Subsidiary		Eliminating	WPC
	Guarantors	WPSC	Entries	Consolidated
Net cash provided by operating activities	$—	$72,025	$—	$72,025

Investing activities:
Capital expenditures	—	(132,442)	—	(132,442)
Construction of equipment using restricted cash	—	74,636		74,636
Other	(99,967)	1,753	99,967	1,753

Net cash used in investing activities	(99,967)	(56,053)	99,967	(56,053)

Financing activities:
Net borrowings	—	(91,446)	—	(91,446)
Book overdraft	—	2,208	—	2,208
Issuance of common stock and paid in capital	99,967	99,697	(99,967)	99,697

Net cash provided by financing activities	99,967	10,459	(99,967)	10,459

Net change in cash and cash equivalents	—	26,431	—	26,431
Cash and cash equivalents at beginning of period	—	4,767	—	4,767

Cash and cash equivalents at end of period	$—	$31,198	$—	$31,198

	Five Months Ended
	December 31, 2003
	(Dollars in Thousands)
			Consolidating
	WPC and		and
	Subsidiary		Eliminating	WPC
	Guarantors	WPSC	Entries	Consolidated
Net cash used in operating activities	$(52)	$(35,206)	$—	$(35,258)

Investing activities:
Capital expenditures	—	(37,828)	—	(37,828)
Construction of equipment using restricted cash	—	24,862		24,862
Other	—	325	—	325

Net cash used in investing activities	—	(12,641)	—	(12,641)

Financing activities:
Net borrowings	—	42,127	—	42,127
Book overdraft	—	3,157	—	3,157

Net cash provided by financing activities	—	45,284	—	45,284

Net change in cash and cash equivalents	(52)	(2,563)	—	(2,615)
Cash and cash equivalents at beginning of period	52	7,330	—	7,382

Cash and cash equivalents at end of period	$—	$4,767	$—	$4,767

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Predecessor Company

		Seven Months Ended
		July 31, 2003
		(Dollars in Thousands)
			Consolidating
			and
		Subsidiary	Eliminating	WPC
	WPC	Guarantors	Entries	Consolidated
Net cash provided by (used in) operating activities	$(115,882)	$116,069	$—	$187

Investing activities:
Capital expenditures	—	(2,866)	—	(2,866)
Other	(102,485)	103,286	—	801

Net cash provided by (used in) used in investing activities	(102,485)	100,420	—	(2,065)

Financing activities:
Net borrowings	—	390	—	390
Book overdraft	—	327	—	327
Other	218,382	(218,382)	—	—

Net cash provided by (used in) used in financing activities	218,382	(217,665)	—	717

Net change in cash and cash equivalents	15	(1,176)	—	(1,161)
Cash and cash equivalents at beginning of period	37	8,506	—	8,543

Cash and cash equivalents at end of period	$52	$7,330	$—	$7,382

		Year Ended
		December 31, 2002
		(Dollars in Thousands)
			Consolidating
			and
		Subsidiary	Eliminating	WPC
	WPC	Guarantors	Entries	Consolidated
Net cash used in operating activities	$(4)	$(15,039)	$—	$(15,043)

Investing activities:
Capital expenditures	—	(10,971)	—	(10,971)
Other	—	1,320	—	1,320

Net cash used in investing activities	—	(9,651)	—	(9,651)

Financing activities:
Net borrowings	—	24,694	—	24,694
Book overdraft	—	957	—	957

Net cash provided by financing activities	—	25,651	—	25,651

Net change in cash and cash equivalents	(4)	961	—	957
Cash and cash equivalents at beginning of period	41	7,545	—	7,586

Cash and cash equivalents at end of period	$37	$8,506	$—	$8,543

24.	Revenues by Product

Revenues from external customers by product line were as follows:

	Reorganized Company		Predecessor Company
		(Dollars in thousands)
	Year	Five Months	Seven Months	Year
	Ended	Ended	Ended	Ended
	December 31,	December 31,	July 31,	December 31,
	2004	2003	2003	2002
Product:
Hot Rolled	$365,089	$85,305	$106,545	$179,530
Cold Rolled	514,511	143,925	243,841	387,384
Galvanized	132,178	22,575	26,446	62,712
Fabricated products	375,090	137,137	179,083	306,254
Coke and coke by products	9,074	5,752	9,155	15,408
Conversion and other*	9,852	2,208	5,369	28,705

Total	$1,405,794	$396,902	$570,439	$979,993

*	Includes conversion, semi-finished and resale products.
25.	Selected Quarterly Financial Information (Unaudited)

Financial results by quarter, as adjusted (see Note 8), were as follows:

		Income (loss)		Basic	Fully Diluted
		from	Net	Earnings	Earnings
		Continuing	Income	(loss)	(loss)
	Net Sales	Operations	(loss)	Per Share	Per Share
	(Dollars in thousands, except per share amounts)
Predecessor Company
2003
1st Quarter	$238,672	$(45,616)	$(45,625)	*	*
2nd Quarter	250,469	(22,112)	(21,474)	*	*
July	81,298	390,518 **	390,530	*	*

Reorganized Company
2003
August and September	$159,789	$(15,231)	$(15,237)	$(1.60)	$(1.60)
4th Quarter	237,113	(23,800)	(23,800)	$(2.51)	$(2.51)

2004
1st Quarter	$274,206	$(6,797)	$(6,718)	$(0.71)	$(0.71)
2nd Quarter	356,121	38,947	26,997	$2.84	$2.79
3rd Quarter	401,800	55,159	35,534	$3.52	$3.42
4th Quarter	373,667	8,401	6,418	$0.46	$0.45

*	Prior to July 31, 2003, earnings per share are not meaningful because the Company was a wholly-owned subsidiary of WHX.

**	Includes reorganization income of $400,075.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

WHEELING-PITTSBURGH CORPORATION

/s/	P. J. Mooney

P. J. Mooney Executive Vice President and Chief Financial Officer
Dated: December 21, 2005